Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

dated as of February 20, 2026,

among

SRR HOLDINGS, INC.

LSI INDUSTRIES INC.

and

RHINO ACQUISITION COMPANY, INC.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Defined Terms	Sections

Accountants	Section 2.14(e)
Acquired Companies	Section 1.1
Affiliate	Section 1.1
Agreed Accounting Principles	Section 1.1
Agreement Preamble
Alternative Transaction	Section 10.17(a)
Ancillary Documents	Section 1.1
Antitrust Laws	Section 7.2(a)
Audited Financial Statements	Section 3.7(a)(i)
Base Purchase Price	Section 1.1
Books and Records	Section 1.1
Business Day	Section 1.1
Buyer Preamble
Buyer Closing Certificate	Section 8.2(c)
Buyer Closing Date Transaction	Section 1.1
Cash	Section 2.14(a)(ii)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Indebtedness	Section 2.12(b)
Closing Date Transaction Expenses	Section 2.12(c)
Closing Merger Consideration	Section 1.1
Closing Per Share Merger Consideration	Section 1.1
Closing Schedule	Section 2.12
Closing Statement	Section 2.14(b)
COBRA	Section 3.17(i)
Code	Section 1.1
Commitment Letter	Section 4.9
Common Shares	Section 1.1
Company Preamble
Company Closing Certificate	Section 8.1(c)
Company Common Stock	Section 1.1
Company Option Agreements	Section 1.1
Company Options	Section 1.1
Company Stock Certificate	Section 2.8
Company’s Knowledge	Section 1.1
Confidentiality Agreement	Section 1.1
Contract	Section 1.1
Copyright	Section 1.1
Covered Party	Section 6.2
Current Assets	Section 2.14(a)(iii)
Current Liabilities	Section 2.14(a)(iv)
Deficit	Section 2.14(f)(i)
DGCL	Section 1.1
Disclosure Schedules	Section 1.1

-iv-

Defined Terms	Sections

Dissenting Shares	Section 2.7
Effective Time	Section 2.3
Employee	Section 1.1
Employee Plan	Section 1.1
Environmental Laws	Section 1.1
Environmental Permit	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Account	Section 2.11(a)
Escrow Agent	Section 2.11(a)
Escrow Agreement	Section 1.1
Escrow Deposit	Section 2.11(a)
Estimated Cash	Section 2.12(a)
Estimated Net Working Capital	Section 2.12(a)
Example Net Working Capital Calculation	Section 2.14(a)(v)
Exchange Act	Section 1.1
Final Cash	Section 2.14(a)(vi)
Final Closing Statement	Section 2.14(a)(vii)
Final Net Working Capital	Section 2.14(a)(viii)
Financial Statements	Section 3.7(a)
Financing	Section 4.9
Financing Sources	Section 4.9
Fraud	Section 1.1
Fully Diluted Share Number	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Materials	Section 1.1
Highly Paid Employees	Section 3.16(a)
Income Tax Return	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
IOP Entity	Section 1.1
IRS	Section 1.1
Law	Section 1.1
Licensed Intellectual Property	Section 1.1
Leased Real Property	Section 3.15
Letter of Transmittal	Section 2.10
Lien	Section 1.1
LSI Common Stock	Section 1.1
LSI Common Stock Amount	Section 1.1
made available	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1

-v-

Defined Terms	Sections

Merger	Recitals
Merger Consideration	Section 1.1
Merger Sub Preamble
Merger Sub Common Stock	Section 1.1
Most Recent Balance Sheet	Section 3.7(a)(ii)
Net Working Capital	Section 2.14(a)(ix)
Nonparty Affiliates	Section 10.18
Open Source Code	Section 1.1
Option Holders	Section 1.1
Option Shares	Section 1.1
Order	Section 1.1
Organizational Documents	Section 1.1
Outside Date	Section 8.5(e)
Owned Intellectual Property	Section 1.1
Owned Software	Section 1.1
Patents	Section 1.1
Per Share Adjustment Amount	Section 1.1
Permit	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1
Post-Closing Tax Period	Section 1.1
Pre-Closing Income Tax Amount	Section 1.1
Pre-Closing Tax Period	Section 1.1
Privacy Law or Privacy Laws	Section 1.1
Pro Rata Share	Section 1.1
Protest Notice	Section 2.14(d)
Real Property Leases	Section 3.9(a)(ii)
Registered Intellectual Property	Section 3.13(a)
Representatives	Section 1.1
R&W Policy	Section 6.5
Shares	Section 1.1
Software	Section 1.1
Stock Certificates	Section 1.1
Stockholder Prepared Returns	Section 7.4(a)(i)
Stockholders	Section 1.1
Stockholders’ Representative Preamble
Stockholders’ Representative Amount	Section 1.1
Straddle Period	Section 1.1
Subsidiary or Subsidiaries	Section 1.1
Suit	Section 1.1
Surviving Corporation	Section 2.1
Target Net Working Capital	Section 2.14(a)(x)
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1

-vi-

Defined Terms	Sections

Top Customer	Section 3.21(b)
Top Supplier	Section 3.21(a)
Trademarks	Section 1.1
Trade Secrets	Section 1.1
Transaction Bonus	Section 1.1
Transaction Bonus Recipient	Section 1.1
Transaction Deductions	Section 1.1
Transaction Expenses	Section 1.1
Transaction Payroll Tax Amount	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States	Section 1.1
WARN	Section 3.16(d)
Winston	Section 10.17(a)

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 20, 2026, is by and among SRR Holdings, Inc., a Delaware corporation (the “Company”), LSI Industries Inc., an Ohio corporation (“Buyer”), Rhino Acquisition Company, Inc., a Delaware corporation (“Merger Sub”), and Industrial Opportunity Partners III, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders as designated pursuant to Section 9.1 hereof (“Stockholders’ Representative”).

RECITALS

1.    Buyer, Merger Sub and the Company desire to enter into this Agreement pursuant to which Merger Sub, a wholly-owned subsidiary of Buyer, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly-owned subsidiary of Buyer.

2.    Each of the respective boards of directors of the Company, Buyer and Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Merger.

3.    Concurrently with the execution and delivery of this Agreement, Stockholders holding a majority of the outstanding shares of Company Common Stock voting together as a single class have delivered to Buyer a true, correct and complete copy of an irrevocable written consent of such Stockholders in lieu of a meeting approving this Agreement and the transactions contemplated hereby, including the Merger.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquired Companies” means the Company and its Subsidiaries, including, following the Closing, the Surviving Corporation.

“Affiliate” means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreed Accounting Principles” means the accounting methods, policies, principles, practices, procedures, judgments and estimation methodologies set forth in Exhibit B.

“Ancillary Documents” means the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Base Purchase Price” means $320,000,000.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to close.

“Buyer Closing Date Transaction” means any transaction engaged in by an Acquired Company on the Closing Date, which occurs after the Closing or at the direction of the Buyer that is not contemplated by this Agreement and is outside the ordinary course of business, including any transaction engaged in by an Acquired Company in connection with the financing of any obligations of the Buyer or an Acquired Company to make a payment under this Agreement.

“Closing Merger Consideration” means (a) the Base Purchase Price; minus (b) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital; plus (c) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital; plus (d) the Estimated Cash; minus (e) the Closing Date Indebtedness; minus (f) the Closing Date Transaction Expenses; minus (g) the Transaction Bonuses and the Transaction Payroll Tax Amount; minus (h) the Escrow Deposit; minus (i) the Stockholders’ Representative Amount; plus (j) an amount equal to the aggregate price of all Company Options; plus (k) the LSI Common Stock Amount.

“Closing Per Share Merger Consideration” shall be determined by dividing (a) the Closing Merger Consideration by (b) the Fully Diluted Share Number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the Company’s common stock, $0.01 par value per share.

“Company’s Knowledge” or any similar phrase means the actual knowledge of Frank Callis, Albert Strausser, Eric Byers, Chad Witt, Andres Lacassie, and Brent Timmerman, after making reasonable inquiry of such Person’s direct reports.

“Company Options” means the options to purchase Common Shares which are outstanding as of the Effective Time, having the terms and conditions set forth in the 2018 Stock Option Plan of SRR Holdings, Inc.

“Company Option Agreements” means the Non-Qualified Stock Option Agreements entered into by and between the Company, on the one hand, and the Option Holders, on the other hand, in each case, as in effect on the date hereof.

“Company Systems” means the computer systems (including the computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized and/or software systems that are owned and operated by any Acquired Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 30, 2025, by and between Buyer and William Blair & Company, L.L.C. (on behalf of the Company).

“Contract” means any written agreement, arrangement, contract, obligation, indenture, license, lease, sublease or undertaking, but not including any purchase orders, statements of work, invoices, requests for proposals or sale quotes entered into in the ordinary course of business.

“Copyright” means all works of authorship, U.S. and non-U.S. registered and unregistered copyrights and mask works in both published works and unpublished works of authorship, and pending applications to register the same, all copyrightable subject matter, and all moral rights associated with any of the foregoing.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disclosure Schedules” means the disclosure schedules delivered by the Company in connection with this Agreement.

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), who is employed on the date hereof, including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each “voluntary employees’ beneficiary association” (VEBA) within the meaning of Section 501(c)(9) of the Code, and each equity or equity-based, phantom equity, bonus, incentive, compensation, commission, severance, retention, change-in-control, profit-sharing, pension, retirement, deferred compensation, salary continuation, vacation, sick pay, paid time off, employment, health, welfare, disability, life insurance, accidental death and dismemberment, material fringe benefit or other compensation or benefit, or other similar plan, policy, program, practice, arrangement, contract, or agreement, other than statutorily mandated plans or programs, in each case whether or not reduced to writing and whether funded or unfunded, (a) under or with respect to which any Acquired Company has any current or contingent liability (including any liability on account of an ERISA Affiliate), (b) that is established, maintained, sponsored, administered or contributed to or required to be contributed to by any Acquired Company, or (c) that covers or is for the benefit of any Employee, any former employee of an Acquired Company or any current or former individual service provider, director, consultant, officer, retiree, or independent contractor of any Acquired Company or any spouse or dependent of such individual.

“Environmental Laws” means any Laws pertaining to human health and safety (as it relates to the exposure to Hazardous Materials), pollution, or protection of the environment or natural resources, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or clean-up of any Hazardous Materials or radiation, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA”), and any other Environmental Laws, their implementing regulations and state analogs, and all amendments to any of the foregoing as of the date of this Agreement.

“Environmental Permit” means any Permit, written consent, waiver, or exemption required under, or issued, granted, or authorized by an applicable Governmental Entity pursuant to, any Environmental Laws.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time could be, is or has been treated as a single employer with any Acquired Company under Section 414 of the Code.

“Escrow Agreement” means the escrow agreement, in form and substance acceptable to the parties, by and among the Company, Buyer, Stockholders’ Representative and the Escrow Agent.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud” means Delaware common law fraud in the making of the representations and warranties expressly set forth in this Agreement (and not a constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence).

“Fully Diluted Share Number” means the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Option Shares, but excluding any Common Shares actually held in treasury immediately prior to the Effective Time).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state, municipal or local government or any foreign, international, multinational or other government, including any department, commission, court, tribunal, instrumentality, ministry, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” means any substance, material, or waste that is included within the definitions of “hazardous substance,” “hazardous materials,” “hazardous waste,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Laws, including any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”), flammable, explosive, radioactive, radon, and all other hazardous or toxic substances, wastes, or materials for which any liability or standards of conduct are imposed under those Environmental Laws in effect as of the Closing Date.

“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any Taxes imposed upon or determined by reference to gross or net income, profits or receipts (however denominated), including any franchise or withholding Taxes imposed in lieu thereof.

“Indebtedness” means, without duplication and with respect to the Acquired Companies, (a) any indebtedness for borrowed money; (b) any long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Net Working Capital); (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) any obligations as lessee under leases that are required under GAAP (giving effect to ASC 842) to be treated as finance leases; (f) capital lease obligations; (g) reimbursement obligations under any drawn letter of credit, banker’s acceptance or similar credit transactions; (h) the Pre-Closing Income Tax Amount; (i) guarantees made by the Company on behalf of any Person in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i). For the avoidance of doubt, Indebtedness shall not include undrawn letters of credit, surety bonds and similar instruments, or any indebtedness incurred by, on behalf of, or at the direction of, Buyer, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

“Intellectual Property” means, collectively: (a) all Patents and pending applications for Patents; (b) all Trademarks; (c) all Copyrights; (d) all Trade Secrets; and (e) all of the foregoing rights in Software.

“IOP Entity” means Industrial Opportunity Partners III, L.P., and its controlled Affiliates, other than the Acquired Companies.

“IRS” means the Internal Revenue Service of the United States or any successor agency thereto.

“Law” means any statute, law (including common law), ordinance, rule, code or regulation of any Governmental Entity.

“Licensed Intellectual Property” has the meaning set forth in Section 3.13(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under securities Laws and any terms and conditions of any Organizational Document of any Acquired Company.

“LSI Common Stock Amount” shall mean an amount equal to $5,000,000.

“LSI Common Stock” means 226,552 shares (as may be adjusted for any stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization, combination, exchange of shares, or other similar event with respect to LSI Common Stock occurring after the date of this Agreement and prior to the Effective Time) of the common stock, no par value per share, of Buyer to be issued pursuant to this Agreement.

“made available” means, with respect to any document, information, or other material, that such document, information, or material was: (a) uploaded to the virtual data room hosted by Intralinks Inc. and designated as “Project RHINO VDR”; (b) in a format that is legible and reasonably capable of being reviewed; and (c) continuously accessible to Buyer and its Affiliates from the date that was no fewer than two (2) Business Days prior to the date of this Agreement through and including the Closing Date.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; (x) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and (xi) any actions or omissions by Buyer or any of its Affiliates; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred, or could reasonably be expected to occur, to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies taken as a whole compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Material Contract” means any of the Contracts listed or required to be listed on Schedule 3.9(a).

“Merger Consideration” shall mean any consideration payable to the Stockholders under Article II of this Agreement.

“Merger Sub Common Stock” means the Common Stock, $0.00001 par value per share, of Merger Sub.

“Open Source Code” means any software code or other material that is distributed as “free software” or “open source software” or is otherwise distributed under a similar licensing or distribution model. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source Licensing, or any other license described by the Open Source Initiatives as set forth on www.opensource.org.

“Option Holders” means the holders of Company Options.

“Option Shares” means the Common Shares issuable upon the exercise of Company Options which are outstanding as of the Effective Time.

“Order” means any injunction, judgment, decree, or order promulgated or entered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by an Acquired Company.

“Owned Software” means all Software that is Owned Intellectual Property.

“Patents” means all U.S. and non-U.S. patents, patent applications and inventions and discoveries that may be patentable, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, extensions, supplementary protection certificates and later-filed non-U.S. counterparts thereto.

“Permit” means any material authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity.

“Permitted Liens” means any (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Liens in respect of Taxes not yet due and payable or Liens for Taxes for which adequate reserves have been established on the books of any Acquired Company; (ii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business for amounts which are not due and payable as of the date hereof or that the Company is contesting in good faith by appropriate proceedings and, in each case, as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP; (iii) limitations on the rights of any Acquired Company under any Contract or Real Property Lease that are expressly set forth in such contract or lease; (iv) covenants, conditions, restrictions, easements, survey exceptions, imperfections of title, Liens or other title matters of record affecting any tangible asset owned by any Acquired Company that would not, individually or in the aggregate materially impair the use or occupancy of such Leased Real Property or the operation of the Company’s or its Affiliates’ business thereon; (v) non-exclusive Intellectual Property licenses granted by any Acquired Company in the ordinary course business; (vi) with respect to the Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property and that are not violated by the current use or occupancy of such Leased Real Property or the operation of the Acquired Companies’ business thereon; and (vii) Liens and other rights reserved by or in favor of any landlord under a Real Property Lease that do not or would not impair the use or occupancy of such Leased Real Property or the operation of the Company’s or its Affiliates’ business thereon and (viii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with any Acquired Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Personal Information” means any personally identifying information or sensitive personal information, including any natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural person or otherwise any information defined as “personal data” or “personal information” by applicable Privacy Laws.

“Per Share Adjustment Amount” means the positive amount, if any, obtained by subtracting (a) the amount of the Closing Per Share Merger Consideration, from (b) the amount that the Closing Per Share Merger Consideration would have been had it been calculated using the amounts of the Net Working Capital and Cash as finally determined pursuant to Section 2.14.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Income Tax Amount” means an amount (which may not be less than zero) equal to the liability for accrued and unpaid Income Taxes of the Acquired Companies attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, in each case, computed solely for the taxable periods for which an Income Tax Return is not yet due as of the Closing Date (taking into account any applicable extensions) and calculated on a jurisdiction by jurisdiction basis, with zero dollars ($0) being the lowest for any jurisdiction; provided that, for purposes of calculating such liability, (a) such liability for Income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Acquired Companies in preparing Tax Returns for Income Taxes and shall be calculated solely with respect to the jurisdictions in which the Acquired Companies are currently filing Tax Returns with respect to Income Taxes, (b) all deductions of the Acquired Companies attributable to the transactions contemplated hereby (including any Transaction Deductions) shall be taken into account applying the seventy percent safe harbor election under Revenue Procedure 2011-29 to any “success based fees,” but only to the extent such deductions are “more likely than not” deductible under applicable Tax Law and have the effect of reducing (not below zero) a particular Income Tax liability to which such Tax deductions are relevant in the taxable period or portion thereof ending on the Closing Date, (c) any Income Taxes attributable to any Buyer Closing Date Transaction shall be excluded, (d) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded, and (e) all deferred Tax liabilities and deferred Tax assets shall be excluded.

“Pre-Closing Tax Period” means any taxable period ending on or before and the portion of any Straddle Period ending on the Closing Date.

“Privacy Law” or “Privacy Laws” means all Laws applicable to the Company relating in any way to the privacy, security, collection, storage, use, disposal, disclosure, retention, transfer, or processing of Personal Information and all regulations promulgated thereunder, including, but not limited to, the California Consumer Privacy Rights Act of 2018, as amended by the California Privacy Rights Act of 2020 (“CCPA”) and all comparable state privacy Laws.

“Pro Rata Share” means, with respect to each Stockholder, an amount equal to (x) the number of Common Shares held by such Stockholder as of the Effective Time (including, for the avoidance of doubt, Option Shares) divided by (y) the Fully Diluted Share Number.

“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Entity, quasi-governmental authority, or registrar.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the Common Shares.

“Software” means computer programs, applications, systems and software, including source code, object, executable or binary code, objects, user interfaces, algorithms, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Stock Certificates” means the stock certificates evidencing the Shares.

“Stockholders” means the holders of the Company Common Stock (including, for the avoidance of doubt, holders of Company Options).

“Stockholders’ Representative Amount” means an amount equal to $1,000,000.00.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, in each case, before or by any Governmental Entity or arbitrator, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes submitted to (or required to be submitted to) a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means U.S., state and non-U.S. trade names, logos, trade dress, assumed business names, trade names, registered and unregistered trademarks, service marks, internet web sites, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, and any common law rights, registrations and applications to register the foregoing.

“Trade Secrets” means confidential or proprietary information, know how, trade secrets, policyholder lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology.

“Transaction Bonus” means a transaction bonus payment payable in the amounts set forth on the Closing Schedule.

“Transaction Bonus Recipient” means each Person entitled to receive a Transaction Bonus.

“Transaction Payroll Tax Amount” means, with respect to any Transaction Bonus and payment of the amounts owed with respect to Option Shares, any employer-side employment taxes of the Acquired Companies imposed thereon.

“Transaction Deductions” means all Tax deductions available to any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to repayment of Indebtedness, the payment of Transaction Bonuses, the payment of the amounts owed with respect to Option Shares, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).

“Transaction Expenses” means all of the fees and expenses (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors, brokers, or accountants) incurred by any Acquired Company prior to the Closing in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement which are unpaid as of the Closing (including, for the avoidance of doubt, any unpaid costs associated with the D&O Tail Policy), which shall not, for the sake of clarity, include any Transaction Bonus, Transaction Payroll Tax Amount or any obligations entered into by or for the account of the Buyer or any of its Affiliates, or any obligations entered into by any Acquired Company at or after the Closing.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

ARTICLE II
THE TRANSACTIONS

2.1      The Merger. On the terms and subject to the conditions set forth herein and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time, and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2      Closing. Unless this Agreement shall have been terminated in accordance with Section 8.5, the Merger and the other transactions contemplated by this Agreement shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Winston & Strawn LLP, 300 N. LaSalle Drive, Chicago, Illinois 60646 (in either case, the “Closing”), as promptly as practicable but in no event later than two (2) Business Days after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party hereto entitled to the benefit of the same, at 9:00 a.m., Chicago, Illinois time, or at such other place, date and time as the parties hereto shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).

2.3      Effective Time and Effects of the Merger. Prior to the Closing, the parties hereto shall prepare, and on the Closing Date shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Buyer and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.

2.4      The Surviving Corporation.

(a)    Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation immediately after the consummation of the Merger and until thereafter changed or amended as provided therein or by applicable Law.

(b)    By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation immediately after the consummation of the Merger and until thereafter changed or amended as provided therein or by applicable Law.

(c)    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d)    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.5      Conversion of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer and the Merger Sub (or their respective stockholders) or the Company or any of the Stockholders:

(a)    Each Common Share issued and outstanding immediately prior to the Effective Time (but excluding Dissenting Shares) shall be canceled and converted into the right to receive, without interest: (i) an amount equal to the Closing Per Share Merger Consideration; (ii) the payment of the Per Share Adjustment Amount, if any, pursuant to Section 2.14 (subject to Section 9.5); (iii) the payment of any portion of amounts held in the Escrow Account, if any, pursuant to this Agreement and the Escrow Agreement (subject to Section 9.5); and (iv) the payment of any portion of the Stockholders’ Representative Amount, if any, pursuant to this Agreement (subject to Section 9.5).

(b)    Notwithstanding the foregoing, Buyer will issue the LSI Common Stock to: (i) the Stockholders’ Representative (in its capacity as a Stockholder); or (ii) subject to the mutual agreement of Buyer and Stockholders’ Representative, other Stockholders as identified in writing by the Stockholders’ Representative and agreed to by Buyer, and the aggregate amount of cash consideration that such Stockholder or Stockholders are entitled to receive at the Effective Time pursuant to Section 2.5(a)(i) will be reduced, on a dollar-for-dollar basis, by the portion of the LSI Common Stock Amount that is attributable to the LSI Common Stock issued to such Stockholder or Stockholders.

(c)    Each Share that is owned by the Buyer, the Merger Sub or the Company (as treasury or otherwise) or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(d)    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

2.6      Treatment of Options. Subject to the provisions of this Article II, immediately prior to the Effective Time, without any action on the part of the Buyer and the Merger Sub (or their respective stockholders) or the Company or any of the Option Holders, each vested Company Option (including any Company Option that vests as a result of the consummation of the transactions contemplated hereby) that is outstanding immediately prior to the Effective Time and which has not been duly exercised in accordance with the applicable Company Option Agreement shall be canceled and converted into the right to receive, without interest: (i) an amount equal to the product of the total number of Option Shares held by such Option Holder, multiplied by the excess, if any, of the Per Share Merger Consideration over the exercise price applicable to each Option Share held by such Option Holder; (ii) the payment of the Per Share Adjustment Amount, if any, pursuant to Section 2.14 (subject to Section 9.5); (iii) the payment of any portion of amounts held in the Escrow Account, if any, pursuant to this Agreement and the Escrow Agreement (subject to Section 9.5); and (iv) the payment of any portion of the Stockholders’ Representative Amount, if any, pursuant to this Agreement (subject to Section 9.5). Notwithstanding anything in this Agreement to the contrary, any payment pursuant to this Agreement with respect to Option Shares shall be made net of any applicable withholding and shall be paid through the Company’s payroll system.

2.7      Dissenting Shares. Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a Stockholder who has not voted such shares in favor of, or consented in writing to, the Merger and who has demanded or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (such Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Common Shares) shall not be converted into a right to receive the portion of the Merger Consideration, if any, payable with respect to such Common Shares pursuant to Section 2.5, unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Common Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Buyer or the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn or failed to perfect such holder’s demand for appraisal of such Common Shares or otherwise lost or failed to be entitled for any reason to the right to appraisal and payment for Common Shares under Section 262 of the DGCL, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Common Shares and each such Common Share shall automatically be deemed to have converted into and represent only the right to receive the portion of the Merger Consideration, if any, otherwise payable with respect to such Common Shares pursuant to Section 2.5, without interest thereon.

2.8      Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing Common Shares (each, a “Company Stock Certificate”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive a portion of the Merger Consideration as set forth in this Agreement (or, if applicable, rights granted by Section 262 of the DGCL) and the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or the Buyer, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.10.

2.9      No Liability. Notwithstanding anything to the contrary in this Article II, none of the Stockholders’ Representative, the Buyer, the Surviving Corporation or any other party to this Agreement shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any certificate representing any class of capital stock of the Company that is to be converted into the right to receive Merger Consideration has not been surrendered by the date on which such property would otherwise escheat to or become the property of any Governmental Entity, the Merger Consideration otherwise payable, to the extent permitted by applicable Law, shall become the property of the Buyer, free and clear of all claims or interests of any Person previously entitled thereto.

2.10    Payments to Stockholders; Exchange of Certificates and Letter of Transmittals. As promptly as practicable following the date hereof, the Company shall deliver to each Stockholder holding Company Common Stock or Company Options, a letter of transmittal substantially in the form attached as Exhibit A (a “Letter of Transmittal”), which for the avoidance of doubt shall contain a standard release by each Stockholder of any claims against the Company and any Acquired Company related to such Person’s ownership of Common Shares or Company Options, and instructions for use in effecting the surrender of Company Stock Certificates (other than with respect to Option Shares) in exchange for the applicable portion of Merger Consideration pursuant to Section 2.5 or Section 2.6, as applicable. The Buyer shall, no later than the later of (i) the Closing Date and (ii) three (3) Business Days after receipt of (A) a Letter of Transmittal duly completed and validly executed by a Stockholder in accordance with the instructions thereto, and (B) with respect to Common Shares other than Option Shares, a Company Stock Certificate, pay, or cause to be paid, to such Stockholder, a cash amount as provided in Section 2.5(a), and any such Company Stock Certificate shall forthwith be cancelled. For the avoidance of doubt, the parties hereto agree that no Company Stock Certificates shall be issued with respect to the Option Shares (and payment shall be due with respect thereto upon delivery of only a Letter of Transmittal in accordance with the preceding sentence). Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Company Stock Certificate. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented Common Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in this Article II. If after the Effective Time, any Company Stock Certificate is presented to the Company, it shall be cancelled and exchanged as provided in this Section 2.10. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Buyer may, as a condition precedent to the payment of any Merger Consideration pursuant to this Article II, require the owner of such lost, stolen or destroyed certificate to provide a reasonable and customary affidavit, bond and/or indemnity with respect to such certificate.

2.11    Other Payments.

(a)    At the Closing, the Buyer shall deposit, or cause to be deposited, with Citibank, N.A. (the “Escrow Agent”) an amount equal to $2,000,000 (the “Escrow Deposit”), to be held in escrow in an account (the “Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

(b)    At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the amounts reflected in the payoff letters described in Section 2.13(a)(iv) to the lenders named therein in the manner set forth therein.

(c)    At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Transaction Expenses reflected in the Closing Schedule to the obligees thereof.

(d)    At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the aggregate amount of the Transaction Bonuses to the Acquired Companies and shall cause the Acquired Companies to pay on the Closing Date to each Transaction Bonus Recipient through the Acquired Companies’ payroll system the amount of the Transaction Bonus designated on the Closing Schedule for such Transaction Bonus Recipient net of any withholding required with respect thereto. Following the Closing Date, Buyer shall cause the applicable Acquired Companies to timely and properly deposit any withholding or payroll Taxes described above with the appropriate Governmental Entity in accordance with the regular payroll practices of such Acquired Companies. For all purposes under this Agreement, any Tax deduction available to the Acquired Companies in connection with the Transaction Bonuses shall be deducted in a Pre-Closing Tax Period and the portion of any Straddle Period ending on the end of the Closing Date, to the extent permitted by Law.

(e)    At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Stockholders, the Stockholders’ Representative Amount by wire transfer of immediately available funds to the accounts designated in writing by Stockholders’ Representative to Buyer prior to the Closing Date.

2.12   Closing Schedule. Not less than two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a written statement (the “Closing Schedule”) setting forth:

(a)    an estimated calculation of the Net Working Capital (the “Estimated Net Working Capital”) and Cash (the “Estimated Cash”) and each of the components thereof;

(b)    Indebtedness of the Acquired Companies outstanding as of the Closing (in the aggregate, the “Closing Date Indebtedness”);

(c)    Transaction Expenses outstanding as of the Closing including the amount and payee thereof (in the aggregate, the “Closing Date Transaction Expenses”);

(d)    Each Transaction Bonus Recipient and the gross amount of the Transaction Bonus payable to each of them;

(e)    reasonably detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration;

(f)    the amount payable directly to each Stockholder with respect to his, her or its Shares other than Option Shares;

(g)    the amount payable to the Company for further payment to each Stockholder with respect to his or her Company Options; and

(h)    each Stockholder’s Pro Rata Share expressed as a percentage.

2.13    Closing Deliveries.

(a)   Deliveries to Buyer. At the Closing (other than with respect to subsection (ii) below), the Company shall deliver to Buyer the following:

(i)    certificates of good standing with respect to the Acquired Companies (other than Hamilton Laboratory Solutions (Shanghai) Co., Ltd.) issued by the responsible Governmental Entity of the jurisdictions of their respective formation (to the extent any such certificate is routinely issued by any such jurisdiction), dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(ii)    concurrent with the execution of this Agreement, a copy of the resolution of the Company’s board of directors, certified by an appropriate officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby;

(iii)    a copy of the written consent of the holders of a majority of the Company Common Stock pursuant to Section 228 of the DGCL pursuant to which such Stockholders approve the transactions contemplated hereby, including the Merger, certified by an appropriate officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date;

(iv)    a payoff letter from each holder of Closing Date Indebtedness to be paid off at Closing of the Acquired Companies, indicating that upon payment of a specified amount, such Closing Date Indebtedness shall be paid in full;

(v)       the Escrow Agreement, duly executed by Stockholders’ Representative; and

(vi)      evidence, in form and substance reasonably satisfactory to Buyer, that the Management Services Agreement, dated March 9, 2018, by and between the Company, Industrial Opportunity Partners LLC and the other parties thereto, terminates effective as of the Closing;

(vii)     the Company Closing Certificate; and

(viii)    the 401(k) Termination Resolutions.

(b)   Deliveries to the Company. Buyer shall deliver to the Company the following:

(i)    concurrent with the execution of this Agreement, a copy of the resolution of each of Buyer’s and Merger Sub’s governing body, certified by an appropriate officer of Buyer and Merger Sub, as applicable, as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer and Merger Sub, as applicable, of the transactions contemplated hereby;

(ii)    at the Closing, the Escrow Agreement, duly executed by Buyer; and

(iii)    at the Closing, the Buyer Closing Certificate.

(c)   Delivery of the LSI Common Stock. At the Closing, the Buyer shall deliver a book entry statement representing the LSI Common Stock, to the Stockholder(s) as determined in accordance with Section 2.5(b).

2.14    Net Working Capital and Cash Adjustment.

(a)    Definitions.

(i)       “Adjusted Merger Consideration” means (a) the Base Purchase Price; minus (b) the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital; plus (c) the amount, if any, by which the Final Net Working Capital is greater than the Target Net Working Capital; plus (d) the Final Cash; minus (e) the Closing Date Indebtedness; minus (f) the Closing Date Transaction Expenses; minus (g) the Transaction Bonuses and the Transaction Payroll Tax Amount; minus (h) the Escrow Deposit; minus (i) the Stockholders’ Representative Amount; plus (j) an amount equal to the aggregate exercise price of all Company Options; plus (k) the LSI Common Stock Amount.

(ii)      “Cash” means, as of 12:01 a.m. Chicago, Illinois time on the Closing Date, the aggregate amount of unrestricted cash, cash equivalents, marketable securities and instruments and deposits of the Acquired Companies, determined in accordance with the Agreed Accounting Principles. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks, drafts, and wire transfers written or issued by the Acquired Companies; (2) include checks, drafts, and wire transfers deposited or in transit for the account(s) of the Acquired Companies; and (3) exclude rent, security, or other deposits with landlords and other third parties, any cash collateral posted with third parties, and any other cash or cash equivalents not freely usable by the Acquired Companies; provided, that in the case of clause (1) above, Cash shall not be reduced by issued but uncleared checks, drafts, or wire transfers written or issued to the extent such amounts are reflected as a Current Liability in the determination of Net Working Capital, Indebtedness, or Transaction Expenses, and, in the case of clause (2), Cash shall not be increased by checks, drafts, or wire transfers in transit or other deposits in transit or credits in process or initiated to the extent such amounts are reflected as a Current Asset in the determination of Net Working Capital.

(iii)     “Current Assets” means any and all current assets that should be reflected on the consolidated balance sheet of the Acquired Companies in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation, prepared in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Current Assets shall exclude any assets with respect to Cash and Income Taxes (whether current or deferred).

(iv)     “Current Liabilities” means any and all current liabilities that should be reflected on the consolidated balance sheet of the Acquired Companies in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation, prepared in accordance the Agreed Accounting Principles. For the avoidance of doubt, Current Liabilities shall exclude any liabilities with respect to Cash, Indebtedness, Transaction Expenses, Transaction Bonuses and Income Taxes (whether current or deferred).

(v)       “Example Net Working Capital Calculation” means the calculation set forth on Exhibit B.

(vi)      “Final Cash” means the Cash as finally determined in accordance with this Section 2.14.

(vii)    “Final Closing Statement” means the Closing Statement if deemed final in accordance with Section 2.14(d) or the definitive Closing Statement agreed to in writing by Stockholders’ Representative and Buyer or resulting from the determinations made by the Accountants in accordance with Section 2.14(e).

(viii)    “Final Net Working Capital” means the Net Working Capital as finally determined in accordance with this Section 2.14.

(ix)     “Net Working Capital” means the difference between the book value of the Current Assets and the book value of the Current Liabilities, in each case, as of 12:01 a.m. Chicago, Illinois time on the Closing Date. Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital, (A) no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; (B) the determination shall be based solely on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any fact, event, change, circumstance, act or decision occurring on or after the Closing; and (C) no reserve shall be created and no reserve reflected in the Example Net Working Capital Calculation, if any, shall be increased, decreased or eliminated except in each case by reason of payment, settlement or as required by the Agreed Accounting Principles.

(x)    “Target Net Working Capital” means $42,500,000.00.

(b)    Closing Statement. As soon as practicable, but not later than ninety (90) days following the Closing Date, Buyer shall prepare in good faith and deliver to Stockholders’ Representative a statement (the “Closing Statement”) setting forth a calculation of Net Working Capital, Cash, Transaction Expenses and Indebtedness and each of the components thereof and reasonably detailed supporting documents for the calculation of Net Working Capital, Cash, Transaction Expenses and Indebtedness.

(c)    Reasonable Access. Upon receipt of the Closing Statement, Stockholders’ Representative and its Representatives shall be given reasonable on-site access to or copies of (as Stockholders’ Representative shall reasonably request), for the purpose of verifying the Closing Statement: (i) all of the Books and Records, work papers, trial balances and other materials relating to the Closing Statement and (ii) Buyer’s and the Acquired Companies’ personnel and accountants.

(d)    Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Stockholders’ Representative may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Stockholders’ Representative may have as to the Closing Statement setting forth in reasonable detail the amount(s) in dispute; provided, however, that such thirty (30) day period shall toll during any time that Buyer fails to comply with Section 2.14(c). If Stockholders’ Representative fails to deliver a Protest Notice on or before the date which is thirty (30) days following delivery of the Closing Statement (or applicable later date if such period is tolled), the Net Working Capital, Cash, Transaction Expenses and Indebtedness as set forth on the Closing Statement shall be final, binding and non-appealable.

(e)    Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.14(d), Stockholders’ Representative and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Closing Statement. If Buyer and Stockholders’ Representative are unable to resolve in writing any disagreement as to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then either party may refer the dispute to a nationally recognized accounting firm that is mutually agreeable to Buyer and Stockholders’ Representative (the “Accountants”) for final determination, which such determination shall be completed within thirty (30) days after the matter is submitted to the Accountants, and which shall be final, binding and non-appealable absent manifest error. The Accountants shall act as to determine, based solely on presentations and submissions by Buyer and Stockholders’ Representative (which presentations and submissions shall be made to the Accountants no later than fifteen (15) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the definitions of Net Working Capital, Cash, Transaction Expenses and Indebtedness set forth herein. Buyer and Stockholders’ Representative agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Buyer and the Stockholders (based on each Stockholder’s Pro Rata Share) (as determined by the Accountants) so that Stockholders’ Representative’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Stockholders’ Representative (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. The parties hereto agree that the purpose of the adjustment contemplated by this Section 2.14 with respect to Net Working Capital and Cash is to measure the amount of changes in Net Working Capital and Cash using the Agreed Accounting Principles, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Net Working Capital and Cash.

(f)    Payment. Within five (5) days of the determination of the Final Closing Statement:

(i)    if the Closing Merger Consideration is greater than the Adjusted Merger Consideration, (a “Deficit”), then such Deficit shall be paid to Buyer in accordance with Section 2.14(g) below; or

(ii)    if the Closing Merger Consideration is less than the Adjusted Merger Consideration, then Buyer shall pay to each Stockholder its Pro Rata Share of such difference by wire transfer of immediately available funds to accounts designated by Stockholders’ Representative (provided that the portion of such Pro Rata Share attributable to Option Shares shall be paid to the Company for further payment to the applicable Stockholder).

(g)    Escrow. Within five (5) Business Days of the determination of the Final Closing Statement, Buyer and Stockholders’ Representative shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer under Section 2.14(f)(i) and (ii) to each Stockholder its Pro Rata Share of the remaining Escrow Deposit (if any) by wire transfer of immediately available funds to accounts designated by Stockholders’ Representative (provided that the portion of such Pro Rata Share attributable to Option Shares shall be paid to the Company for further payment to the applicable Stockholder).

(h)    Exclusive Remedy. Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.14 shall be the sole and exclusive remedy of the parties hereto for any disputes related to items required to be included or reflected in the calculation of Net Working Capital and/or Cash.

2.15    Restricted Securities; Legend.

(a)    The LSI Common Stock will not initially be registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of the LSI Common Stock is being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and other applicable securities Laws. The LSI Common Stock constitutes “restricted securities” as defined in Rule 144 pursuant to the Securities Act (“Rule 144”). The LSI Common Stock must be held indefinitely unless the LSI Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. The Stockholders have been advised or are aware of the provisions of Rule 144, which permits resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the resale occurring following the required holding period under Rule 144, and in certain circumstances, the availability of certain current public information of the issuer and the number of shares being sold during any three-month period not exceeding specified limitations. The Stockholders acknowledge and agree that any additional resale restrictions, including any additional holding periods or volume limitations in addition to Rule 144, will be set forth in the Letter of Transmittal to any such Stockholder receiving LSI Common Stock as set forth in Section 2.5(b).

(b)    The book entry notation representing the LSI Common Stock shall contain a legend, in addition to any other legends required by this Agreement or any other agreement to which the LSI Common Stock is subject, substantially as follows:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACT OR SUCH LAWS.”

(c)    Buyer shall remove the legend set forth in section (b) above from any certificate or book entry notation evidencing the LSI Common Stock at such time as the LSI Common Stock (i) have been sold pursuant to an effective registration statement under the Securities Act, (ii) are eligible for resale under Rule 144(b)(1) or any successor provision, or (iii) may otherwise be sold without restriction under applicable securities laws, as evidenced by an opinion of counsel reasonably satisfactory to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:

3.1      Existence and Power. Each Acquired Company is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, has all power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified does not have or would not reasonably be expected to have a Material Adverse Effect.

3.2      Authorization.

(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is or will be a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Stockholders representing a majority of the outstanding Shares (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)    The board of directors of the Company (the “Company Board”), by resolutions duly adopted unanimously by the Company Board at a meeting of all directors of the Company duly called and held (or by written action without a meeting), as of the date hereof and as of the Closing, and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders.

3.3      Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.4      Governmental and Third-Party Authorizations. Except as set forth on Schedule 3.4, and except for applicable requirements under “blue sky” laws of various states and the Antitrust Laws, no consent, approval or authorization of, declaration or notice to, or filing or registration with, any Governmental Entity or any party to a Material Contract is required to be made or obtained by any Acquired Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except in each case for such consents or approvals that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or any facts pertaining to, Buyer.

3.5      Non-contravention. Except as set forth on Schedule 3.5 and except for applicable requirements under “blue sky” laws of various states, the execution, delivery and performance by the Company of this Agreement or any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate the Organizational Documents of any Acquired Company, (ii) conflict with or violate any Law applicable to any Acquired Company or by which any property or asset of any Acquired Company is bound, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give rise to any right of termination, cancellation or acceleration of any right or obligation of an Acquired Company under or to a loss of any benefit to which any Acquired Company is entitled under any provision of, or require any consent of any Person pursuant to any Material Contract or Permit, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except in each case for such violations, defaults or impositions that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or any facts pertaining to, Buyer.

3.6      Capitalization; Subsidiaries.

(a)    Section 3.6(a) sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list as of the date hereof of (i) the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of each class of Equity Securities held thereby and (ii) all holders of outstanding Company Options, including the number of Shares subject to each such Company Option. All of the outstanding Equity Securities of each Acquired Company have been duly authorized, and are validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.6(a), there are no Contracts (including any options, warrants or similar agreements) obligating any Acquired Company to issue or sell any Equity Securities.

(b)    Except as set forth on Schedule 3.6(b), there are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(c)    Except as set forth on Schedule 3.6(c), no Acquired Company (i) has any Subsidiaries or (ii) is party to any stockholder agreement or other similar agreement with respect to the voting or transfer of any of its Equity Securities.

3.7      Financial Statements.

(a)   Schedule 3.7(a) contains copies of the following financial statements (collectively, the “Financial Statements”):

(i)    The audited consolidated balance sheet of the Acquired Companies as of December 31, 2024 and December 31, 2023, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each year then ended (the “Audited Financial Statements”); and

(ii)    The unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2025 (the “Most Recent Balance Sheet”) and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the twelve-month period then ended.

(b)    Each of the Financial Statements presents fairly, in all material respects, the consolidated financial position of the Acquired Companies at the dates thereof and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Acquired Companies for the periods then ended, as applicable, in accordance with GAAP, except (i) as may be stated in the notes thereto, (ii) that the unaudited Financial Statements are subject to year-end adjustments and lack the footnote disclosures otherwise required by GAAP and (iii) as set forth on Schedule 3.7(b).

(c)    Except as set forth on Schedule 3.7(c), the Acquired Companies have no material debts, liabilities or obligations of any kind, whether accrued or fixed, absolute or contingent, or matured or unmatured, required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, except for: (i) liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet (including all notes thereto), (ii) liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relates to a breach of Contract, breach of warranty, tort, infringement or violation of Law); (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, governmental permits, and other business arrangements and commitments listed in the Disclosure Schedules; (iv) Permitted Liens; and (v) liabilities included in the calculation of the final Closing Merger Consideration.

3.8      Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 3.8, since the date of the Most Recent Balance Sheet:

(a)    the Acquired Companies have conducted their business only in the ordinary course of business consistent with past practice;

(b)    there has not been any change, event, or development that has had a Material Adverse Effect;

(c)    no Acquired Company has sold, leased, transferred, or assigned any of its assets, other than in the ordinary course of business consistent with past practice;

(d)    no Acquired Company has cancelled, compromised, waived, or released any right or claim outside of the ordinary course of business consistent with past practice;

(e)    no Acquired Company has granted any license or sublicense of any rights under or with respect to any Owned Intellectual Property, other than non-exclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(f)    no Acquired Company has incurred or guaranteed any Indebtedness (other than draws under a revolving line of credit in the ordinary course of business consistent with past practice);

(g)    no Acquired Company has made or authorized any change in any Organizational Document of any Acquired Company;

(h)    no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(i)    no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its tangible property outside of the ordinary course of business consistent with past practice;

(j)    no Acquired Company has (i) made any increase in the compensation of any of its directors or officers or any of its Employees whose base compensation exceeds, on an annual basis, $150,000, except in the ordinary course of business consistent with past practice, or (ii) adopted, entered into, modified (in any material respect) or terminated any Employee Plan, in each case, except as may be required by any Law or Contract (including the terms of any Employee Plan then in effect);

(k)    no Acquired Company has hired or otherwise entered into any employment or consulting agreement or arrangement with any individual Person except to fill a vacant position in the ordinary course of business consistent with past practices, or involuntarily terminated (other than termination for cause) any Employee, consultant, independent contractor, or other individual service provider, in each case, whose base compensation payable by all Acquired Companies exceeds, on an annualized basis, $150,000;

(l)    no Acquired Company has implemented any employee layoffs triggering the application of WARN;

(m)    no Acquired Company has terminated any Material Contract (other than upon any expiration of the term of any Material Contract), amended any Material Contract or entered into any Material Contract;

(n)    no Acquired Company has made any capital expenditures or commitments therefor other than in the ordinary course of business consistent with past practice;

(o)    no Acquired Company has imposed or permitted to be imposed any Liens (other than Permitted Liens) upon any of its properties, capital stock or assets, tangible or intangible;

(p)    no Acquired Company has made a loan to (or forgiven any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(q)    no Acquired Company has entered into a new line of business or abandoned or discontinued any existing lines of business;

(r)    no Acquired Company has except for the Merger, adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; and

(s)    no Acquired Company has legally obligated itself to do any of the foregoing.

3.9      Material Contracts.

(a)    Schedule 3.9(a) contains a list as of the date hereof of each Contract pursuant to which any Acquired Company has any executory rights or obligations that:

(i)      (A) resulted in an aggregate payment of $250,000 or more to or from an Acquired Company in the twelve (12) months ended December 31, 2025, and (B) cannot be terminated by such Acquired Company without penalty with less than ninety-one (91) days’ notice;

(ii)      is an agreement pursuant to which any Acquired Company leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);

(iii)    creates a partnership or joint venture;

(iv)     is an agreement with any officer, director, consultant or Employee of any Acquired Company that provides for annual compensation in excess of $150,000, other than (A) any employment agreement or offer letter that sets forth the terms of employment arrangement that may be terminated on 30 days’ or less notice without severance or other payment, or (B) an Employee Plan;

(v)      restricts any Acquired Company from engaging, or competing with any Person, in any line of business or in any geographic area;

(vi)     is with an Affiliate of any Acquired Company (other than another Acquired Company);

(vii)    relates to the acquisition or disposition of any business, stock or assets of any other Person or real property (whether by merger, sale of capital stock, sale of assets or otherwise), which such acquisition was consummated during the past five (5) years;

(viii)   relates to (i) the licensing of Intellectual Property to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements or other standard terms, non-exclusive licenses of other Intellectual Property entered into in the ordinary course of business that are not material to the business of any Acquired Company, and non-exclusive licenses that are not the primary purpose of the applicable Contract), or (ii) the licensing by any Acquired Company to any third party (excluding non-exclusive licenses granted to customers, dealers, vendors, or suppliers in the ordinary course of business and non-exclusive licenses that are not the primary purpose of the applicable Contract);

(ix)      relates to Indebtedness;

(x)       is with (A) a Top Customer, or (B) a Top Supplier;

(xi)      that provides for the indemnification by any Acquired Company of any Person or the assumption of any environmental, or other liability of any Person other than pursuant to Contracts entered into in the ordinary course of business;

(xii)     are broker, distributor, dealer, manufacturer’s representative, franchise or agency contracts to which any Acquired Company is a party;

(xiii)    is with a Governmental Entity; or

(xiv)    is a collective bargaining agreement (or similar labor contract) covering any Employee or with any labor organization.

(b)    Except as disclosed in Schedule 3.9(b), as of the date hereof, each Material Contract is in full force and effect and is a legal and binding obligation of the applicable Acquired Company and, to the Company’s Knowledge, the counterparty thereto. Except as set forth in Schedule 3.9(b), none of the Acquired Companies is in receipt as of the date hereof of any written (or, to the Company’s Knowledge, verbal) notice of any breach of any Material Contract. Except as set forth in Schedule 3.9(b), the Company is not in material breach of any Material Contract and, to the Company’s Knowledge, as of the date hereof, no counterparty to any Material Contract is in material breach of such Material Contract.

(c)    The Company has made available to Buyer a true and correct copy of each written Material Contract in effect as of the date hereof.

3.10    Suits. Except as set forth on Schedule 3.10, as of the date hereof, there are no, and during the past five (5) years there have not been any, Suits pending or, to the Company’s Knowledge, threatened against any Acquired Company. Except as disclosed on Schedule 3.10, as of the date hereof, there are no, and during the past five (5) years there have not been any, Orders in effect with respect to any Acquired Company pursuant to which any Acquired Company has any outstanding obligation.

3.11    Compliance with Laws; Permits. None of the Acquired Companies is, or for the past five (5) years has been, in violation in any material respect of any Law to which it is subject or any Permit necessary for the ownership of its assets or the operation of its business. Except as set forth on Schedule 3.11, none of the Acquired Companies has received, in the five (5) years preceding the date hereof, written (or, to the Company’s Knowledge, verbal) notice from any Governmental Entity of any violation or alleged violation by it of any Law to which it is subject or any violation of or alleged violation of, failure to hold, or suspension, cancellation or modification of any Permit necessary for the ownership of its assets or the operation of its business which remains unresolved. Schedule 3.11 contains a list as of the date hereof of all material Permits held by any Acquired Company.

3.12    Tangible Personal Property. Each Acquired Company has good and marketable title to or, in the case of leased property other than the Leased Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) material to its business as presently conducted, free and clear of all Liens other than Permitted Liens.

3.13    Intellectual Property.

(a)    Schedule 3.13(a) contains a complete and accurate list and descriptions as of the date hereof (specifying the jurisdiction, owner thereof and the registration or application number, as applicable) of all Registered Intellectual Property and Owned Software programs. None of the Registered Intellectual Property set forth on Schedule 3.13(a) has been cancelled, abandoned or adjudicated invalid or unenforceable (except for Patents expiring at the end of their statutory terms), and all renewals and maintenance fees in respect of the Registered Intellectual Property which were due prior to the date hereof have been duly paid with the exception of Registered Intellectual Property that is no longer used in or material to the business of any Acquired Company or that that has been abandoned in accordance with sound business judgment. No item of Registered Intellectual Property set forth on Schedule 3.13(a) has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, cancellation or opposition proceeding. The Registered Intellectual Property set forth on Schedule 3.13(a) is valid and enforceable.

(b)    The Acquired Companies exclusively own all right, title, and interest in the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and/or validly license or otherwise possess valid rights to use all other material Intellectual Property used in the Business (“Licensed Intellectual Property”). The Licensed Intellectual Property and Owned Intellectual Property collectively constitute all Intellectual Property rights necessary to conduct the business of the Acquired Companies. Subject to obtaining any consents and providing any notices set forth on Schedule 3.5, the execution, delivery and performance of this Agreement by the Acquired Companies, and the consummation by the Company of the Transaction, does not and will not affect any ownership, license rights or similar rights in and to the Owned Intellectual Property or material Licensed Intellectual Property.

(c)    Except as set forth on Schedule 3.13(c), (i) none of the Acquired Companies nor the conduct of any of their businesses is infringing, misappropriating or otherwise violating or, in the past five (5) years, has infringed, misappropriated, or otherwise violated, in each case, the Intellectual Property right of any other Person, and, no Acquired Company has received any written complaint, claim demand or Suit alleging any such infringement, misappropriation or violation; and (ii) as of the date hereof, to the Company’s Knowledge, no other Person is infringing, misappropriating or otherwise violating, the Owned Intellectual Property and there is no currently pending or threatened claim by any Acquired Company against any other Person with respect to the alleged infringement or misappropriation of such Owned Intellectual Property.

(d)    No Acquired Company is a party to or subject to any settlements, covenants not to sue, consents, judgments, or orders or similar obligations that such Acquired Company is a party to that: (i) restrict the rights of the Acquired Company to use any Owned Intellectual Property, (ii) restrict the Business in order to accommodate any other Person’s Intellectual Property rights, or (iii) permit any other Person to use any Owned Intellectual Property.

(e)    All former and current employees, consultants and contractors of the Acquired Companies who developed Intellectual Property for any Acquired Company that was not owned by the applicable Acquired Company by operation of law upon creation have executed valid and enforceable written instruments with such Acquired Company that assign to the applicable Acquired Company all rights, title and interest in and to any and all such Intellectual Property or owns such Intellectual Property by operation of law. Where a Patent is held by an Acquired Company by assignment, such assignment has been duly recorded with the U.S. Patent and Trademark Office and/or all similar foreign officers and agencies in which foreign counterparts are registered and issued.

(f)    Each Acquired Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets owned by such entity or used or held for use by such entity in the Business for which an Acquired Company has a written confidentiality obligation, including requiring each current employee of each Acquired Company (and each former employee of each Acquired Company, except as would not impair the secrecy, confidentiality and value of any such Trade Secrets), and each consultant with a direct contractual relationship with any Acquired Company and access to any such Trade Secrets to execute a binding confidentiality agreement, and, to the Company’s Knowledge, there has not been any breach or alleged breach by any party to such confidentiality agreements.

(g)    The Acquired Companies own or have a right to access and use the Company Systems, as such Company Systems are currently used by the Acquired Companies. Each Acquired Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Acquired Companies, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. Each Acquired Company has purchased a sufficient number of seat licenses for Company Systems and/or Software for the needs of each Acquired Company. The Company Systems (i) are adequate for the current operation of the Acquired Companies, (ii) are fully functional in all material respects and no material errors or defects which have not been fully remedied or rectified have been discovered therein, (iii) have not in the past five (5) years suffered any material security breach, and (iv) the Acquired Companies have taken reasonable precautionary technical, organizational, and administrative measures to prevent any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent, from the Company Systems; and, to the Company’s Knowledge, the Company Systems do not contain any of the foregoing. Except as set forth on Schedule 3.13(g), in the past five (5) years there have been no material unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Company System.

(h)    Schedule 3.13(k) sets forth a complete and accurate list of all Open Source Code licensed to the Company that is incorporated into or distributed with any Owned Software. The Company has not embedded, used, linked, distributed, or allowed any Open Source Code in connection with any of its Owned Software in any manner that requires, or purports to require: (i) any Owned Software to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such Owned Software; (iii) the grant to any third Person of any rights or immunities under Owned Intellectual Property; or (iv) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Owned Intellectual Property (other than attribution, license notice, warranty, and liability disclaimer, and notice delivery conditions). The Owned Source Code has not been distributed to any third Person, including via an escrow agreement (other than to third party contractors engaged to develop the Owned Software who are subject to written confidentiality obligations). The Acquired Companies are in compliance in all material respects with all licenses for Open Source Code that has been embedded, linked, used, or distributed in connection with the Owned Software.

(i)    Each Acquired Company’s development and use of artificial intelligence systems, models, datasets, tools, and outputs (collectively “AI Systems”) complies in all material respects with applicable laws, regulations, and binding governmental guidance relating to AI, data protection, privacy, intellectual property, and anti-discrimination. The Acquired Companies own or have sufficient rights and licenses to all data, code, models, training materials, datasets (including personal data and third-party or web-scraped content), and services used in or necessary for the AI Systems and their operation does not infringe upon, misappropriate, or violate any third party rights. To the Company’s Knowledge, the Acquired Companies’ collection and use of data for training, fine-tuning, evaluation, and inference Complies in all material respects with applicable laws, the Acquired Company’s policies, and applicable Contract terms, and Personal Information has not been used for AI training or evaluation without a lawful basis. To the Company’s Knowledge, the Acquired Companies maintain reasonable governance and security measures commensurate with the risks of the AI Systems and the sensitivity of processed data, and has had no unresolved material security incident, material model failure, or regulatory inquiry relating to the AI Systems. The Acquired Companies’ use of third-party AI services, APIs, and foundation models complies in all material respects with applicable Contract terms and does not create a dependency that would prevent any Acquired Company from continuing its business as currently conducted. There are no written (or, to the Company’s Knowledge, threatened or verbal) claims alleging material noncompliance with AI-related Laws or terms, material bias or safety issues, or material misstatements about the AI Systems.

(j)    Except as set forth on Schedule 3.13(m), the Acquired Companies’ receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, processing, and security of Personal Information has in the past five (5) years complied, and currently complies, in all material respects with all: (i) contracts to which any Acquired Company is a party; (ii) all applicable Privacy Laws, including but not limited to, the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016; (iii) requirements under the Payment Card Industry Data Security Standard (“PCI DSS”); (iv) authorizations that relate to the Acquired Companies’ receipt, access, use and disclosure of Personal Information; and (v) applicable written privacy policies adopted by the Acquired Companies or otherwise utilized in the business (the “Privacy Requirements”). The Acquired Companies have all necessary authority, consents, and authorizations to receive, access, use, disclose, and otherwise process the Personal Information in the Authorized Companies’ possession or under its control in connection with the operation of the business. In the previous five (5) years, no proceeding has been asserted or threatened against an Authorized Company alleging a violation of any Persons’ privacy rights, Personal Information rights, or data rights under applicable Privacy Law, and the consummation of the transaction contemplated by this Agreement and the continued operation of the business thereafter will not result in any such violation.

(k)    The Acquired Companies have implemented and maintained commercially reasonable safeguards, including organizational, technical, and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access consistent with the Privacy Requirements and applicable Privacy Laws concerning the collection, storage, use, transfer, disclosure and other processing and tracking of Personal Information. The Acquired Companies have each maintained a formal security program consistent with commercially reasonable industry standards that is designed to protect the security and integrity of Personal Information.

(l)    Except as set forth on Schedule 3.13(o), in the previous five (5) years, there has been no material security breach or unauthorized disclosure, use, access or intrusion, of any Company System or any Personal Information, payment card information or other confidential data collected, maintained or stored on Company Systems, including in a manner that would constitute a material violation of, or require any notice or other remedial action pursuant to, any applicable Privacy Law, or the PCI DSS, in each case as applicable to the conduct of the Acquired Companies’ businesses.

3.14    Insurance. Schedule 3.14 sets forth a true, correct, accurate, and complete list, as of the date hereof, of each insurance policy currently in effect to which an Acquired Company is a party or a named insured, true and complete copies of which have been made available to Buyer. Schedule 3.14 identifies for each insurance policy (a) the name of the insurer(s) thereunder, (b) the type of coverage provided thereunder and (c) the amount and period covered thereby. All such insurance policies are in full force and effect and all will continue in full force and effect immediately following consummation of the Merger to the extent not prohibited by the insurance carrier(s) for any particular insurance policy. The insurance policies in Schedule 3.14 collectively provide coverage that is reasonably necessary for the conduct of the Acquired Company’s business and provide all coverages and limits as required by any Material Contracts. There are no pending, and for the past five (5) years have not been any, claims by the Company or any of its Subsidiaries under the insurance policies listed in Schedule 3.14 as to which the Company has received written (or, to the Company’s Knowledge, verbal) notice that coverage has been denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights, except to the extent disclosed in Schedule 3.14. With respect to each such insurance policy, except as set forth on Schedule 3.14, as of the date hereof: (i) all premiums with respect thereto covering all current periods have been paid to the extent due and the Acquired Company is in compliance in all material respects with the policyholder’s obligations therein; and (ii) no written (or, to the Company’s Knowledge, verbal) notice of cancellation, invalidation, or non-renewal, or that any premiums associated therewith will be increased, or that any coverage thereunder will be modified or altered, has been received with respect to such policy as of the date hereof.

3.15    Real Property.

(a)    No Acquired Company currently owns any real property. The Acquired Companies are not party to any agreement or option to purchase any real property or interest therein.

(b)    Schedule 3.15(b) contains a list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property”). The Company has made available to Buyer true and complete copies of the Real Property Leases, each of which is listed on Schedule 3.15(b)). Each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms with respect to the Acquired Companies, and, to the Company’s Knowledge, each other party thereto, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. The Acquired Companies have not sent or received written notice of a breach, violation or default that has not been cured and, to the Company’s Knowledge, no other party thereto, is in breach, violation or default under any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the cancellation, termination, modification or acceleration of rent under such any Real Property Lease. The Acquired Companies have a good and valid leasehold interest in all Leased Real Property and have not assigned (collaterally or otherwise), transferred, conveyed, mortgaged, deeded in trust or encumbered or granted any other Lien in any Real Property Lease or any interest therein, other than Permitted Liens. Additionally, and without limiting the foregoing, as to each Leased Real Property: (A) the Acquired Companies have not leased, subleased, licensed or otherwise granted to any person the right to use or occupy any portion of the Leased Real Property or any portion thereof; and (B) the Acquired Companies’ possession and quiet enjoyment of the Leased Real Property, as applicable, has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any such Real Property Lease.

(c)    The Leased Real Property constitutes all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies. Other than the Real Property Leases, the Acquired Companies are not party to, bound by, or subject to any written or oral lease, rental or occupancy agreement, license, installment, or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property, whether as lessor, lessee, or a party in any other capacity. No portion of the Leased Real Property is subject to any pending or, to the Company’s Knowledge, threatened condemnation or other similar proceeding by any Governmental Entity. There is no pending or, to the Company’s Knowledge, threatened or proposed action to modify the zoning classification of the Leased Real Property. To the Company’s Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment (including, without limitation, HVAC, mechanical, electrical, and plumbing systems), and all components thereof, included in the Leased Real Property are in reasonably good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Acquired Companies’ business as presently conducted; and to the Company’s Knowledge all utilities currently servicing the Leased Real Property are in reasonably good operating condition, with all outstanding charges paid in full (as and when due) and are sufficient for the operation of the Acquired Companies’ business in the applicable premises as presently conducted. To the Company’s Knowledge, there are no material structural deficiencies or latent defects affecting any of the improvements comprising any of the Leased Real Property and there are no facts or conditions affecting any of such Leased Real Property or improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of same in the operation of the Acquired Companies’ business as currently conducted.

(d)    During the Acquired Companies’ occupancy thereof, as applicable, to the Company’s Knowledge, the Leased Real Property have been operated and maintained in all material respects in accordance with all applicable Laws and, to the Company’s Knowledge, the activities carried on by the Acquired Companies in all of the buildings, installations, fixtures, and other structures or improvements included as part of or located on or at, such real property and the buildings, installations, fixtures, and other structures or improvements themselves are not in violation of, or in conflict with, in any respect, any applicable zoning, environmental, or health regulation or ordinance or any other applicable Law.

3.16    Employees.

(a)    Schedule 3.16(a) hereto sets forth a list of all Employees as of the date hereof whose aggregate salary, wages, commissions and cash bonuses with respect to the 2025 fiscal year exceeded or are expected to exceed $200,000 (“Highly Paid Employees”), together with the amount of base salary or wages, cash bonus compensation and commission compensation paid to each such Highly Paid Employee in 2025.

(b)    Except as set forth on Schedule 3.16(b), none of the Acquired Companies has, as of the date hereof, any labor strike, lockout, slowdown, work stoppage, or other material labor dispute pending or, to the Company’s Knowledge, threatened against such Acquired Company, nor in the past five (5) years has there been any such dispute pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no organizational effort is as of the date hereof underway or threatened by or on behalf of any labor organization with respect to any Employees. With respect to the Employees, there are no union representation proceedings or petitions seeking a union representation proceeding as of the date hereof pending or, to Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.

(c)    None of the Acquired Companies is as of the date hereof, or has been during the last five (5) years, in violation in any material respects of any labor or employment related Law including those pertaining to employment practices, unions, labor relations, discrimination, harassment, whistleblowing, equal pay, immigration, and wage and hour (including without limitation those relating to terms and conditions of employment, wages, hours, the proper classification and treatment of employees and workers for all applicable purposes (including classification of independent contractors, exempt and non-exempt employees, leased employees and other non-employee service providers), employee leave issues, employment standards, workers’ compensation, plant closings and layoffs (including the WARN Act), occupational health and safety and accessibility, disability rights and benefits, workers’ hazardous materials, workplace safety and insurance, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, employee trainings and notices, pay equity and transparency, equal opportunity, collective bargaining, affirmative action, fair labor standards, nondiscrimination and nonretaliation, whistleblowing. All employment and employment Tax related classifications for each Employee, individual independent contractor, individual consultant, and other individual service provider are as of the date hereof and have been during the last five (5) years in material compliance with applicable Law. Each Acquired Company has, as of the date hereof, paid all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that have become due and payable to its Employees, individual consultants, individual independent contractors, and other individual service providers in material compliance with applicable Law or Contract or policy of any Acquired Company. With respect to the transactions contemplated by this Agreement, the Acquired Companies are not subject to any notice, consultation or bargaining obligations under applicable Law, labor agreement or other Contract.

(d)    Within the past five (5) years, no Acquired Company has implemented any plant closing or mass layoff of employees triggering the application of the Worker Adjustment and Retraining Notification Act or similar Law (“WARN”), nor is there as of the date hereof any outstanding liability under WARN.

(e)    The Acquired Companies have promptly, thoroughly and impartially investigated all harassment, or other discrimination or retaliation allegations relating to any current or former directors, officers or employees of any of the Acquired Companies (in each case, in their capacities as such) of which each applicable Acquired Company has or had knowledge in the past five (5) years. With respect to each such allegation with potential merit, the Acquired Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Acquired Companies do not expect to incur any liability in excess of $75,000 with respect to any such allegation and, to the Acquired Company’s Knowledge, there are no such allegations against any officers, directors, managers, employees, contractors, or agents of the Acquired Companies currently pending.

3.17    Benefit Matters.

(a)    Benefit Plans Generally. Schedule 3.17(a) attached hereto contains a complete and correct list as of the date hereof of all material Employee Plans.

(b)    Multiemployer Plans. None of the Acquired Companies has now or at any time within the previous six (6) years, sponsored, maintained, participated in, contributed to, has or had any obligation to contribute to, or has any liability or obligation, contingent or otherwise (including any liability on account of an ERISA Affiliate), under or with respect to, (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Acquired Companies or any of their ERISA Affiliates have incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(c)    Pension Plans. No Employee Plan is as of the date hereof, and none of the Acquired Companies has any unsatisfied liability (including any liability on account of an ERISA Affiliate) with respect to any pension plan (as defined in Section 3(2) of ERISA) that is as of the date hereof or was during the past six (6) years subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 430 of the Code. None of the Employee Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 of the Code.

(d)    Qualified Plans. Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a current and favorable determination letter from the IRS or with respect to a master or prototype plan, can rely on a favorable advisory or opinion letter from the IRS to the prototype plan sponsor, to the effect that such Employee Plan and related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Plan.

(e)    Compliance. Except as set forth on Schedule 3.17(e), during the six (6) years preceding the date hereof, each Employee Plan has been established, maintained, funded and administered in accordance with its terms and in compliance in all material respects with all applicable Laws. The Acquired Companies have during the five (5) years preceding the date hereof complied and are currently in compliance with the requirements of COBRA in all material respects. During the five (5) years preceding the date hereof, none of the Acquired Companies or their ERISA Affiliates have incurred, and nothing has occurred with respect to any Employee Plan that would reasonably be expected to subject the Acquired Companies or any ERISA Affiliate or Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to any material Tax or other material penalty under Sections 4975, 4980B, 4980D or 4980H of the Code or other applicable Law. No Employee Plan has assets that include securities issued by the Company. No complete or partial termination of any Employee Plan is expected to occur as a result of the execution of this Agreement or any of the transactions contemplated by this Agreement or, with respect to any current or former Employee Plan that is a qualified plan under Section 401(a) of the Code, has occurred in the previous five (5) years.

(f)    Contributions. Except as set forth on Schedule 3.17(f), each Acquired Company has in the five (5) years preceding the date hereof made or properly accrued all payments, distributions, reimbursements, premiums and contributions with respect to each Employee Plan on a timely basis as required by the terms of each such Employee Plan (and any insurance contract funding such plan) and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(g)    Prohibited Transactions. Except as set forth on Schedule 3.17(g), in the past five (5) years preceding the date hereof, (i) no Acquired Company, and to the Company’s Knowledge any other Person, engaged in a nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Plan, (ii) there has been no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA that would reasonably be expected to cause any Acquired Company to incur any material liability, and (iii) none of the Acquired Companies has any material Tax liability under Section 4975 of the Code. Except as required by applicable Law, no Employee Plan, nor any trust which serves as a funding medium for any such Employee Plan, has in the six (6) years preceding the date hereof, received written notice of or is currently under a pending examination, audit or investigation by any Governmental Entity or any court.

(h)    Documentation. The Acquired Companies have made available to Buyer correct and complete copies of the following documents for each Employee Plan, to the extent applicable: (i) where the Employee Plan has been reduced to writing, the most recent plan documents, amendments, and trust agreements or other funding arrangements relating to each Employee Plan, including any insurance policies, contracts and benefit booklets under which benefits are provided, or where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (ii) the most recent favorable IRS advisory, opinion or determination letter relating to any Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code; (iii) in the case of any Employee Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500 (with schedules and financial statements attached), and a copy of the three most recently distributed summary annual reports; (iv) the current summary plan description including all summaries of material modifications, and summaries of benefits and coverages; (v) the three (3) most recent nondiscrimination and top-heavy tests performed under the Code; (vi) copies of material, non-routine notices, letters, or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Entity in the five (5) years preceding the date hereof; (vii) copies of IRS or U.S. Department of Labor written inquires or audits in the five (5) years preceding the date hereof; (viii) fidelity bond and fiduciary insurance policies; and (ix) any filings and related documentation or correspondence under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program in the five (5) years preceding the date hereof.

(i)    Post-Retirement Benefits. No Employee Plan provides, and no Acquired Company has any obligation or liability to provide, retiree or post-termination medical benefits, death benefits or other welfare benefits to any individual for any reason, other than as required under Sections 601 through 608 of ERISA, or Section 4980B of the Code or any other similar applicable Law (“COBRA”).

(j)    The Acquired Companies are and have been during the five (5) years preceding the date hereof in compliance in all material respects with the requirements of Section 4980B of the Code and Part 6 and Part 7 of Subtitle B of Title I of ERISA, and the regulations thereunder, as well as all applicable guidance issued by the U.S. Department of Labor and U.S. Department of the Treasury, and any applicable comparable state Law, with respect to each Employee Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open a “group health plan” as defined in Section 5000(b)(1) of the Code.

(k)    The Acquired Companies and each Employee Plan that is a “group health plan” as defined in Section 733(a) of ERISA (each, a “Health Plan”) is and has been during the five (5) years preceding the date hereof in compliance in all material respects with (i) the Patient Protection and Affordable Care Act (“ACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), and all regulations and applicable regulatory guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Acquired Companies or any Employee Plan to penalties, interest or excise taxes under Section 4980D or 4980H of the Code or any other applicable provision of the Health Care Reform Laws; (ii) the health care continuation provisions of Section 4980B of the Code and the corresponding provisions of ERISA; and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(l)    Neither the Acquired Companies nor any ERISA Affiliate has any commitment, or current intention or understanding to create, modify, or terminate any Employee Plan. Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to the Acquired Companies or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(m)    There is no pending or, to the Company’s Knowledge, threatened Suit relating to any Employee Plan (other than routine benefit claims) and no Employee Plan is, or in the five (5) years preceding the date hereof has been, a participant (and no Employee Plan is actively in the process of participating) in an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(n)    Nothing has occurred that could result in a material increase in the benefits under or the expense of maintaining any Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year. Except pursuant to annual Employee Plan carrier renewals in the ordinary course or as required by Law, there has been no amendment to, announcement by the Acquired Companies or any of its’ Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year.

(o)    During the five (5) years prior to the Closing Date, each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Acquired Companies do not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(p)    Except as set forth on Schedule 3.17(p), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Acquired Companies to severance pay, any increase in severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Acquired Companies to merge, amend, or terminate any Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Acquired Companies have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transaction.

3.18    Environmental Matters. Except as set forth on Schedule 3.18:

(a)    Each Acquired Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Environmental Laws.

(b)    Each Acquired Company: (i) has all Environmental Permits required for the operation of the business, and (ii) is in material compliance with, and has, for the past five (5) years, complied in all material respects with all such Environmental Permits, including preparation and submission of any compliance reports as required by the Environmental Permits.

(c)    No Acquired Company has received in the five (5) years preceding the date hereof any written notice, nor is any Acquired Company subject to any Order under which it has outstanding obligations, with respect to its business or Leased Real Property alleging that such Acquired Company is not in compliance in any material respect with, or has any liability pursuant to, any Environmental Law or Environmental Permit.

(d)    To the Company’s Knowledge, during the past five (5) years, there has been no “release”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, of a Hazardous Material, by any Acquired Company on, at or under the Leased Real Property, which release would reasonably be expected to give rise to liability to any Acquired Company.

(e)    During the past five (5) years, no Acquired Company has contractually assumed or provided an indemnity with respect to, any liability of any other Person arising under Environmental Law (other than any such indemnity included in any Real Property Lease).

(f)    With the exception of any Hazardous Materials used in the ordinary course of each Acquired Company’s business and in material compliance with applicable Environmental Laws, no Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, or distributed any Hazardous Material, or to the Company’s Knowledge, owned or operated any property or other facility contaminated by any such Hazardous Material, in a manner that has resulted or would reasonably be expected to result in any material liabilities to any Acquired Company pursuant to any Environmental Laws.

(g)    All Hazardous Materials generated by the each Acquired Company have, to the Company’s Knowledge, been stored, handled, used, processed and transported in material compliance with applicable Environmental Laws to storage, treatment and disposal facilities permitted to handle such wastes by the Governmental Entity having jurisdiction.

(h)    To the Company’s Knowledge, no Acquired Company has designed, manufactured, sold, marketed, installed, or distributed products containing asbestos;

(i)    The Acquired Companies have made available to Buyer: (i) all Phase I and Phase II environmental site assessments, material environmental compliance audits, and similar material environmental reports with respect to each Acquired Companies’ past or current real property and other facilities and operations, since January 1, 2015, that are in the possession or control of each Acquired Company; (ii) all Environmental Permits currently in effect; and (iii) all material written environmental notices of alleged noncompliance and material written environmental claims received by each Acquired Company, since January 1, 2020.

(j)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.18 shall constitute the sole and exclusive representations and warranties made by the Company with respect to any environmental matters, and no other representation or warranty contained in any other section of this Agreement, shall be deemed to be made with respect to environmental matters.

3.19    Taxes.

(a)    All Tax Returns required to be filed by the Acquired Companies have been filed, and all such Tax Returns are true, complete and correct in all material respects. Each Acquired Company has paid all Taxes shown as due and payable by it on such Tax Returns.

(b)    Each Acquired Company has withheld and paid over all Taxes required to have been withheld and paid over by such Acquired Company in connection with amounts paid or owing to any employee, independent contractor, or other third party to the extent due and payable.

(c)    No Acquired Company is, as of the date hereof, the subject of a Tax audit by any Tax authority.

(d)    There are no pending or, to the Company’s Knowledge, threatened actions, suits, claims, investigations, or other legal proceedings by any taxing authority against any Acquired Company.

(e)    No extensions or waivers of statutes of limitation have been given or requested by any Acquired Company with respect to any material Taxes of any Acquired Company which extensions or waivers are still in effect.

(f)    All material Tax deficiencies asserted, or material Tax assessments made, against each Acquired Company as a result of any examinations by any taxing authority has been fully paid.

(g)    No Acquired Company is a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(h)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any taxing authority to any Acquired Company.

(i)    No Acquired Company has any current liability for Taxes of any other Person (other than the Acquired Companies) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by contract (the primary purpose of which does not pertain to Taxes).

(j)    No Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)    intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law).

(k)    No Acquired Company is, nor has been at any point during the five (5) year period ending on the Closing Date, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. No property owned by any Acquired Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term agreement as defined in Code Section 467.

(l)    No Acquired Company has been a party to, or a promoter of, any “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(m)    No written claim has been made to an Acquired Company by any Tax authority in any jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is, or may be, subject to Tax by that jurisdiction that has not since been resolved.

(n)    No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, within the last two (2) years, in a transaction that was governed by Section 355 or Section 361 of the Code within the last two (2) years (or any comparable provision of state or local, or foreign Tax Law).

(o)    There are no Liens for Taxes on any assets of the Acquired Companies, other than Permitted Liens.

(p)    No Acquired Company conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), or operates or conducts business through any branch, in each case, that would give rise to an obligation of such Acquired Company to pay Taxes (or file Tax Returns) in any country other than the country of its formation.

(q)    No Acquired Company has any material unclaimed/abandoned property or escheat obligation with respect to the property or assets held or owned by any Acquired Company.

(r)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.19 shall constitute the sole and exclusive representations and warranties made by the Acquired Companies with respect to compliance with Tax Laws, liability for Taxes and the filing of Tax Returns, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Taxes. No representation in this Section 3.19 shall be with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any Post-Closing Tax Period or otherwise relate to Taxes payable in any Post-Closing Tax Period.

3.20    Brokers. Except for William Blair & Company, L.L.C., no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

3.21    Suppliers and Customers.

(a)    Schedule 3.21(a)(i) contains a list of (i) the twenty (20) largest suppliers to the Acquired Companies, taken as a whole, (excluding utilities) by the aggregate dollar value of purchases by the Acquired Companies during the twelve (12) month period ended December 31, 2024 and the twelve (12) month period ended December 31, 2025 (each a “Top Supplier”) and (ii) with respect to each Top Supplier such aggregate dollar value of purchases. Except as set forth on Schedule 3.21(a)(ii), since December 31, 2025, no Top Supplier has terminated or adversely modified in any material respect the material terms of any Contract such Top Supplier has with any Acquired Company relating to its business with such Acquired Company. Since the date of the Most Recent Balance Sheet, no Acquired Company has received any written notice that any Top Supplier will terminate or adversely modify in any material respect the material terms of any Contract such Top Supplier has with any Acquired Company relating to its business with such Acquired Company.

(b)    Schedule 3.21(b)(i) contains a complete and correct list of (i) the twenty (20) largest customers (consolidating into a single customer all affiliated customers) of the Acquired Companies by the aggregate dollar value of sales by the Acquired Companies, taken as a whole, during the twelve (12) month period ended December 31, 2024 and the twelve (12) month period ended December 31, 2025 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales. Except as set forth on Schedule 3.21(b)(ii), since December 31, 2025, no Top Customer has terminated or adversely modified in any material respect the material terms of any Contract such Top Customer has with any Acquired Company relating to its business with such Acquired Company, except for fluctuations in the amount of business with any Top Customer in the ordinary course of business. Since the date of the Most Recent Balance Sheet, no Acquired Company has received any written notice that any such Top Customer will terminate or adversely modify in any material respect any Contract such Top Customer has with any Acquired Company relating to its business with such Acquired Company.

3.22    Bank Accounts. Schedule 3.22 contains a list of each bank or financial institution in which any Acquired Company has an existing account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

3.23    Affiliate Transactions.

(a)    Except as set forth in Schedule 3.23(a), (i) no IOP Entity is a party to any Contract with any Acquired Company and (ii) no IOP Entity has engaged in any transaction with any Acquired Company in the twelve (12) months preceding the date hereof.

(b)    Except as set forth in Schedule 3.23(b), no Stockholder, Option Holder, officer or director of any Acquired Company (other than, in each case, any IOP Entity) is (i) a party to any Contract with any Acquired Company or (ii) has engaged in any material transaction with an Acquired Company in the twelve (12) months preceding the date hereof, in either case, other than (A) with respect to the payment of compensation and other consideration to officers and directors (or the equivalent) in the ordinary course of business, (B) employment agreements, equity grant agreements and any agreements or instruments entered into in connection therewith, with the Company or any of its Subsidiaries and (C) participation in Employee Plans.

3.24    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

4.1      Existence and Power. Buyer is an entity duly incorporated, validly existing, and in good standing under the Laws of the State of Ohio. Merger Sub is an entity duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

4.2      Authorization. The execution, delivery, and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby (a) are within each of Buyer’s and Merger Sub’s powers and (b) have been duly authorized by all necessary action on the part of each of Buyer and Merger Sub.

4.3      Enforceability. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes a valid and legally binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub, respectively, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4      Governmental and Third-Party Authorizations. Except for applicable requirements under federal securities laws, applicable state “blue sky” laws, and the Antitrust Laws, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer or Merger Sub is a party is required to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery and performance by either Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not adversely affect or delay the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement in any material respect.

4.5      Noncontravention. Except for applicable requirements under “blue sky” laws of various states, the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Buyer or Merger Sub, (ii) violate any Law applicable to Buyer or Merger Sub, or (iii) constitute a default by Buyer or Merger Sub under any Contract to which Buyer or Merger Sub is a party, except for such violations, defaults or impositions that would not materially adversely affect or delay the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

4.6      Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or Merger Sub who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7      Investment Representations.

(a)    Each of the Buyer and Merger Sub has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, and properties of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied on the results of its own independent investigation and the representations and warranties of the Company expressly and specifically set forth in ARTICLE III of this Agreement.

(b)    In connection with the Buyer’s and Merger Sub’s investigation of the Acquired Companies, the Buyer and Merger Sub has received from or on behalf of the Acquired Companies certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies for certain fiscal years of the Acquired Companies and certain business plan information for such fiscal years. The Buyer and Merger Sub each acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer and Merger Sub is familiar with such uncertainties, that the Buyer and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer and Merger Sub shall have no claim against the Acquired Companies, the Stockholders or any other Person (including any other Nonparty Affiliates) with respect thereto. Accordingly, the Buyer and Merger Sub each acknowledges and agrees that it is not relying on such estimates, projections and other forecasts and plans in determining whether to consummate the transactions contemplated hereunder or to consummate such transactions.

4.8      Solvency. Upon the consummation of the transactions contemplated hereby, (i) each of the Acquired Companies will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) each of the Acquired Companies will not be left with insufficient capital in relation to its business as then conducted, (iii) no Acquired Company will have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of each of the Acquired Companies will not be impaired, as a result of the transactions contemplated by this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including each Acquired Company). The Company and Stockholders’ Representative acknowledge that Buyer’s financial condition and solvency are reflected in Buyer’s periodic reports and other filings with the U.S. Securities and Exchange Commission, which are publicly available.

4.9      Financing. Buyer has received an executed commitment letter, attached hereto as Exhibit C, from the parties identified therein (“Financing Sources”) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide an aggregate of up to $425 million of debt financing to the Buyer (such commitment letter, the “Commitment Letter,” and the debt financing contemplated by the Commitment Letter, the “Financing”). The obligation to fund the commitment under the Commitment Letter is not subject to any condition, other than the conditions expressly set forth in the Commitment Letter. The Commitment Letter has been duly executed by the Buyer and, to the knowledge of the Buyer, each other Person party thereto, and the Commitment Letter is in full force and effect and constitutes the valid and binding obligation of each of the Buyer and, to the knowledge of the Buyer, each other Person party thereto, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Notwithstanding this Section 4.9 or any other provision of this Agreement, the Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Buyer obtain financing for or related to any of the transactions contemplated hereby.

4.10    Shares. The LSI Common Stock issued pursuant to this Agreement, (a) will upon issue, subject to applicable securities Laws, (i) rank pari passu in all respects with the existing common stock of Buyer, including the right to receive all dividends declared or paid after the date of issuance, save in respect of any dividends or other rights attaching to the LSI Common Stock with a record date prior to the date of issuance of the LSI Common Stock hereunder, and (ii) be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of preemptive rights and all Liens or other encumbrances of any nature and restrictions imposed by or through Buyer other than restrictions as set forth in the governing documents of Buyer and Liens arising under applicable securities Laws, and (b) be resalable following issuance at the end of the applicable lock up period expressly set forth in the Letter of Transmittal by and among Buyer and the applicable Stockholder(s) pursuant to Rule 144 or any other holding period set forth therein, subject to applicable securities Laws.

4.11    SEC Reports; Financial Statements. Buyer has filed all reports required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

4.12    Private Placement. No registration under the Securities Act is required for the issuance of the LSI Common Stock by Buyer to the Stockholders’ Representative as contemplated hereby.

4.13    Listing and Maintenance Requirements. The LSI Common Stock is registered pursuant to Sections 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the LSI Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any exchange or market on which the LSI Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such exchange or market.

4.14    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND COMPANY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V
COVENANTS OF THE COMPANY

5.1      Conduct of Business. Except as set forth on Schedule 5.1, as contemplated by this Agreement or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company shall, and shall cause each other Acquired Company to:

(a)    conduct its business in the ordinary course of business consistent with past practice;

(b)    not sell, lease, transfer, or assign any of its assets, other than in the ordinary course of business consistent with past practice;

(c)    not cancel, compromise, waive, or release any material right or claim, other than in the ordinary course of business consistent with past practice;

(d)    not grant any exclusive license or sublicense of any rights under or with respect to any Intellectual Property;

(e)    not incur or guaranty any material Indebtedness (other than draws under a revolving line of credit in the ordinary course of business consistent with past practice);

(f)    not make or authorize any change in any Organizational Document of any of Acquired Company;

(g)    not issue, grant, sell, or otherwise dispose of any of its Equity Securities (other than issuances pursuant to Company Options set forth on Schedule 3.6(a)), or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(h)    not (i) make any material increase in the base compensation of any of its directors, officers and Employees with annual salaries in excess of $150,000, except in the ordinary course of business consistent with past practice, or (ii) adopt any material Employee Plan or modify any Employee Plan in any material respect, in each case, except as may be required by any Law or Contract (including the terms of any Employee Plan in effect as of the date hereof);

(i)    not make any material Tax election inconsistent with past practices if the effect of such election would be to increase the Tax liability of any of the Acquired Companies in a Post-Closing Tax Period;

(j)    not terminate any Material Contract (other than upon any expiration of the term of any Material Contract), materially amend any Material Contract or enter into any Contract that would be a Material Contract if such Contract was in effect on the date hereof, in each case, other than in the ordinary course of business consistent with past practice; and

(k)    not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (j).

5.2      Exclusivity. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its controlled Affiliates, which for the avoidance of doubt includes IOP, not to, directly or indirectly, (a) solicit, initiate, encourage, engage or participate in discussions or negotiations with any Person (other than the Buyer and its Affiliates and representatives) with respect to, or enter into any agreement or accept any offer to consummate any (i) merger or consolidation involving the Acquired Companies, (ii) sale of substantially all of the assets of any Acquired Company, (iii) sale of any equity securities of the Acquired Companies (or any rights to acquire securities convertible into or exchangeable for, equity securities) or (iv) similar transactions or business combinations for the acquisition of the Acquired Companies or their business or assets ((i), (ii), (iii) or (iv), an “Acquisition Proposal”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Buyer and its Affiliates and representatives) to do or seek to do any of the foregoing. The Company shall immediately cease and cause to be terminated, and shall instruct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. In addition to the other obligations under this Section 5.2, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise Buyer of any written Acquisition Proposal, the material terms and conditions of the same, and the identity of the Person making such Acquisition Proposal. The Company agrees that the rights and remedies for noncompliance with this Section 5.2 shall include having such provision specifically enforced in accordance with Section 10.14 hereof.

5.3      Access to Information. From the date hereof until the Closing, subject to the terms of the Confidentiality Agreement, the Company shall (at Buyer’s sole cost and expense) (a) afford Buyer and its representatives with reasonable access to and the right to inspect the properties (provided any such inspection of the Leased Real Property or other properties shall be subject to the prior written consent of the Company (which consent may be withheld in its sole discretion)), assets, books and records, Contracts and other documents related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company in the Company’s possession as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Company to reasonably cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.3 shall be conducted during regular working hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. Nothing herein shall require the Company to provide any information, documents or data in violation of any applicable Laws or that would cause the waiver of any privileges, including the attorney-client privilege, held by the Company or its Subsidiaries, or require the breach of any duty of confidentiality owed to any Person. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect, modify or expand any representation, warranty or agreement given or made by the Company in this Agreement.

5.4      Directors and Officers Insurance. Prior to the Closing, the Company shall obtain and fully pay for a “tail” insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Covered Parties (as defined herein) as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Buyer shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

5.5      Notice of Certain Events.

(a)      From the date hereof until the Closing, the Company shall promptly notify Buyer (upon the Company’s Knowledge) in writing of:

(i)    any fact, circumstance, event or action occurring after the date hereof which (A) has had a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

(ii)    any written (or, to the Company’s Knowledge, verbal) notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any (or, to the Company’s Knowledge, verbal) notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv)    any Suits commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Buyer’s receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect, modify or expand any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.5) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.6      Termination of Employees’ Retirement Savings Plan of Royston LLC. The Acquired Companies shall terminate the Employees’ Retirement Savings Plan of Royston LLC (“401(k) Plan”) effective as of one (1) day prior to the Closing Date (the “401(k) Plan Termination Date”) in accordance with the terms of the 401(k) Plan and all applicable Law. Prior to the Closing Date, the Acquired Companies shall deliver to Buyer evidence of the termination of the 401(k) Plan in the form of resolutions duly adopted by the Board of Directors of Royston LLC (“401(k) Termination Resolutions”), as well as proof of written notice of such termination as delivered to the trustee of the 401(k) Plan. With respect to each Employee who, as of the 401(k) Plan Termination Date has a loan outstanding under the 401(k) Plan and elects a rollover of their vested account balance to a tax-qualified defined contribution retirement plan of the Buyer or one of its Affiliates (the “Buyer 401(k) Plan”), Buyer shall (or shall cause one of its Affiliates to) take commercially reasonable efforts to cause the Buyer 401(k) Plan to accept “eligible rollover distributions,” including Employee loans and the promissory notes related thereto, to the extent permitted under the terms of the Buyer 401(k) Plan and applicable Law. The 401(k) Plan shall be amended to permit the eligible rollover distributions of such Employee plan loans and the promissory notes related thereto in connection with the 401(k) Plan termination. The Acquired Companies shall fully cooperate with Buyer in effectuating the termination of the 401(k) Plan and shall take such other actions in furtherance of and to effectuate the termination of the 401(k) Plan and shall take such other actions in furtherance of and to effectuate the termination of the 401(k) Plan as Buyer may reasonably require. In the event that the termination of the 401(k) Plan may trigger liquidation charges, surrender charges or other fees, such charges and/or fees shall be the responsibility of and paid by the Company, unless otherwise paid by assets of the 401(k) Plan to the extent permitted under the terms of the 401(k) Plan.

ARTICLE VI
COVENANTS OF BUYER

6.1      Access to Books and Records. From and after the Closing, the Buyer and the Acquired Companies shall afford promptly to the Stockholders’ Representative and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer and the Acquired Companies to the extent necessary to permit the Stockholders’ Representative to determine any matter relating to the Stockholders’ Representative’s rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Stockholders’ Representative or its designees shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer or the Acquired Companies. Unless otherwise consented to in writing by the Stockholders’ Representative, neither the Buyer nor the Acquired Companies shall, for a period of six (6) years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first offering to surrender to the Stockholders’ Representative or its designees such books and records or any portion thereof which the Buyer or the Acquired Companies may intend to destroy, alter or otherwise dispose of.

6.2      Indemnification; Directors and Officers Insurance. Buyer and Merger Sub agree that all rights relating to the exculpation or indemnification of any current or former officer, director, manager or similar functionary of the Acquired Companies (each, a “Covered Party”) set forth in such Acquired Company’s certificate of formation, bylaws, limited liability company agreement or equivalent governing documents, or pursuant to any Contract disclosed on Schedule 3.9(a), in each case as in effect as of the date hereof, shall survive the Merger and remain in full force and effect in accordance with their respective terms. For a period of six (6) years following the Closing, Buyer shall cause the Acquired Companies to maintain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Covered Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Acquired Companies’ certificate of formation, bylaws, limited liability company agreement or equivalent governing documents, as applicable. During such six (6) year period, such provisions may not be repealed, amended, or otherwise modified in any manner except as required by applicable Law. If any Acquired Company or any of its respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Acquired Company shall assume all of the obligations set forth in this Section 6.2. The provisions of this Section 6.2 are intended for the benefit of, and will be enforceable by, each Covered Party, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

6.3      [Intentionally Omitted].

6.4      Communications Prior to Closing. Prior to the Closing, neither the Buyer nor any of the Buyer’s Representatives shall contact or otherwise communicate with any Employees, customers or suppliers of the Acquired Company in connection with or regarding the transactions contemplated hereby, except to the extent approved in advance and in writing by the Stockholders’ Representative, which such approval shall not be unreasonably withheld, conditioned, or delayed.

6.5      Representations and Warranties Insurance. On or prior to the date hereof, Buyer (at its own cost and expense) shall purchase a representation and warranty insurance policy issued for the benefit of the Buyer (the “R&W Policy”). Buyer shall have sole discretion in determining the underwriter for such R&W Policy, provided that the terms, conditions and retention amount of such R&W Policy shall be mutually satisfactory to Buyer and Stockholders’ Representative. Buyer shall not agree to any amendment, modification or waiver to or of the R&W Policy after the date hereof (including following the Closing) that would adversely affect the Stockholders’ Representative’s or their respective related parties’ exposure to any subrogation claims with respect to the R&W Policy.

6.6      Benefits Arrangements. From the Closing Date through December 31, 2026, the Buyer shall cause each Acquired Company to maintain all health and welfare, dental, vision, and prescription drug benefit plans in substantially similar form to such plans that the Acquired Company sponsors, maintains, or is a party thereto and are in effect on the date hereof.

6.7      Financing.

(a)    Subject to the other terms and conditions of this Agreement, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Commitment Letter and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contemplated by the Commitment Letter, (iv) consummate the Financing at or prior to the Closing upon the satisfaction (or waiver) of all of the conditions set forth herein and in the Commitment Letter, (v) enforce its rights under the Commitment Letter and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated hereby upon the satisfaction (or waiver) of all of the conditions set forth herein. Subject to the other terms and conditions of this Agreement, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Buyer shall not (without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed) permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Commitment Letter to the extent such amendment, modification or waiver would reasonably be expected to materially delay the Closing or prevent the ability of the Buyer to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein; provided that Buyer may (without the consent of the Company) replace or amend the Commitment Letter (x) in accordance with the “market flex” provisions thereof and (y) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Buyer shall give the Company prompt notice (which shall in no event be more than one (1) Business Day from the date on which the Buyer became aware of the occurrence): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) of or under the Commitment Letter or any definitive document related to the Financing, in each case of which the Buyer becomes aware, by any party to the Commitment Letter or any definitive document related to the Financing; (B) of the receipt by the Buyer of any written notice or other written communication from any Person to the Buyer with respect to any: (1) actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing or any provisions of the Commitment Letter or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing, in each case, with respect to the Financing contemplated thereby (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason the Buyer believes in good faith that (1) there is (or there is likely to be) a material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing, in each case, with respect to the Financing contemplated thereby (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto), or (2) there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the definitive documents related to the Financing. Subject to the other terms and conditions of this Agreement, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, as soon as reasonably practicable, but in any event within one (1) Business Day after the date the Company delivers the Buyer a written request, the Buyer shall provide any information reasonably requested by the Company (and that is in the Buyer’s knowledge and possession) relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Subject to the other terms and conditions of this Agreement, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, if any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letter and such portion of the Financing is required to fund the transactions contemplated by this Agreement on the terms and conditions set forth herein, the Buyer shall use its reasonable best efforts to arrange and obtain alternative debt or equity financing with respect to such unavailable portion of the Financing from alternative sources in an amount equal to such unavailable portion of the Financing (the “Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the fifth (5th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement. The Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall promptly provide to the Company copies of all material documents provided to the lenders or otherwise related to the Financing (to the extent the Company does not already have such documents). In the event any Alternative Financing is obtained, arranged and/or committed to, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing (in lieu of the portion of the Financing replaced thereby), and the term “Commitment Letter” as used in this Agreement shall be deemed to include any new Commitment Letter obtained by the Buyer in respect of any such Alternative Financing.

(b)    Prior to the Closing, the Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, accountants and other representatives to, provide to the Buyer (and its Financing Sources and representatives), at the Buyer’s sole expense, such reasonable cooperation with the arrangement (and consummation) of the Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by the Buyer, including (in each case, to the extent reasonably requested): (i) participation in meetings, drafting sessions, and lender due diligence presentations; (ii) assisting as is reasonably necessary with the preparation of materials for lender presentations, bank information memoranda and similar documents required in connection with the Financing, and otherwise reasonably cooperating with the marketing efforts of the Buyer and its financing sources for any portion of the Financing; (iii) furnishing the Buyer and its debt financing sources with any reasonably requested financial information available to the Company or which can be prepared by the Company without undue burden or expense; (iv) assisting with the Buyer’s preparation of documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (v) cooperating with the Buyer’s financing sources’ reasonable due diligence investigation and evaluation of the assets and properties of the Company for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by the Buyer or the Buyer’s financing sources to consummate the Financing, (vi) obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all then outstanding loans under the Company’s senior credit facility and any Liens securing such loans (other than Permitted Liens), and (vii) providing reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing); provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company; and provided further that the Company shall not be required pursuant to this Section 6.7(b) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Closing. The Company shall not be required to take any action prior to the Closing pursuant to this Section 6.7(b) that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, in each case, prior to the Closing. The Buyer shall indemnify and hold harmless the Acquired Companies and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.7(b) and any information utilized in connection therewith), except as a result of the Acquired Companies’ bad faith, gross negligence, Fraud, or willful misconduct. The Buyer shall, promptly upon request by the Company, reimburse the Acquired Companies for all reasonable out-of-pocket costs and other amounts described in the preceding sentence incurred by any Acquired Company in connection with this Section 6.7(b).

(c)    Subject to the terms and conditions set forth in this Agreement, the Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, by the Buyer is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Section 8.1.

6.8      LSI Common Stock.

(a)  With a view to making available to the Stockholder(s) holding the LSI Common Stock the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit such Stockholder(s) to sell the LSI Common Stock to the public without registration, Buyer shall, at all times prior to the effectiveness of a registration statement covering the public resale of the LSI Common Stock:

(i)    use reasonable best efforts to make and keep available adequate current public information, as those terms are defined in Rule 144;

(ii)    use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of Buyer under applicable federal securities Laws so long as Buyer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(iii)    furnish to such Stockholder(s) upon reasonable request (i) to the extent accurate, a confirmation by Buyer that it has complied with the current public information requirements of Rule 144 and (ii) such other information as may be reasonably requested in availing such Stockholder(s) of any legal requirement that permits the selling of the LSI Common Stock without registration pursuant to Rule 144;

(iv)    use reasonable best efforts to maintain the listing of the LSI Common Stock on the Nasdaq Global Select Market or any other similar exchange until such time as all of the LSI Common Stock have been disposed of by such Stockholder(s); and

(v)    Buyer agrees to issue any necessary instructions and to provide (at Buyer’s expense) any legal opinions or other documentation that may be required to remove any and all restrictive legends on certificates representing the LSI Common Stock to effect such sale of securities pursuant to Rule 144, as soon as reasonably practicable following a written request by the Stockholders’ Representative.

ARTICLE VII
COVENANTS OF BUYER AND THE COMPANY

7.1      Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Stockholders’ Representative, unless required by Law, including any stock exchange requirements (in the reasonable opinion of counsel), in which case the Buyer and the Stockholders’ Representative shall have the right to review and comment on such public announcement prior to publication; provided; however, (a) each of the Buyer and the Stockholders’ Representative may disclose, following the issuance of the initial press release or other public announcement jointly approved by the Buyer and Stockholders’ Representative, without the prior consent or approval of the other party, the closing of the transactions contemplated hereunder, including the parties to the transaction; and (b) Stockholders’ Representative shall be permitted to disclose to the Stockholders any returns, proceeds, gains or losses realized or received as a result of its investments in the Company and the transactions contemplated hereby without any approval of the Buyer; provided, further, that nothing herein shall prohibit or prevent any IOP Entity or any of their respective Affiliates from disclosing any information of a nature that would typically be provided by private equity funds to their investors, prospective investors, lenders or prospective lenders.

7.2      Antitrust Approvals.

(a)    The Company and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 5 Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with any Governmental Entity, any filings, notifications, reports, information and documentation (collectively, “Antitrust Filings”) required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to any Acquired Company (“Antitrust Laws”), if any. Each of the parties hereto shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any Antitrust Filing necessary under any Antitrust Laws. With respect to Antitrust Filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each of the Company, Buyer and Merger Sub shall seek early termination of the waiting period thereunder. The Company and Buyer shall each pay one-half of all filing fees and other charges payable to any Governmental Entity in connection with such Antitrust Filings.

(b)    Subject to Section 7.2(d), the Company and Buyer shall use their respective commercially reasonable efforts to promptly obtain any approval, clearance, or consent required under any Antitrust Laws to consummate the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request.

(c)    Each of the parties hereto agrees to instruct their respective counsel to cooperate with the other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under any Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to promptly inform the other parties hereto counsel of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Entity regarding any such Antitrust Filings or any the transactions contemplated by this Agreement, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity and incorporate reasonable comments thereto. No party hereto shall independently participate in any substantive meeting or discussion with any Governmental Entity in respect of any such Antitrust Filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties hereto, shall be limited to outside antitrust counsel only); provided that, in the event one party hereto is prohibited by Law or the Governmental Entity from participating in any such substantive meeting or discussion, the attending party shall keep the non-attending parties or its outside antitrust counsel reasonably apprised with respect thereto. Notwithstanding the foregoing, documents provided to another party under this Section 7.2 may be redacted before being provided to the other party (A) to remove references concerning the valuation of the Company, (B) as necessary to avoid disclosure of competitively sensitive information, and (C) to address reasonable privilege concerns; provided, further that competitively sensitive information shall be provided to the other party’s outside antitrust counsel without redaction (who shall not share such competitively sensitive information with their clients or any other Person).

(d)    Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event will Buyer (or Merger Sub) be required to (and in no event shall “reasonable efforts” “commercially reasonable efforts” or “reasonable best efforts” require or be construed to require Buyer or any of its Affiliates to) (i) initiate, litigate, challenge, defend, or otherwise participate or take any action with respect to any litigation, arbitration, proceeding or other action by, against or involving any Governmental Entity or other third party with respect to the transactions contemplated by this Agreement, it being understood that Buyer shall not be required to comply with a second request, (ii) enter into any settlement, undertaking, consent decree, stipulation or contract with any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) otherwise take any other steps or actions to defend against, vacate, modify, or suspend any Order of any Governmental Entity, including those relating to subclause (i) that would prevent or delay the consummation of the transactions contemplated by this Agreement, (iv) agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, before or after the Closing, any assets, licenses, operations, rights, product lines, business or interests therein of Buyer or any of its Affiliates, or take any other action, or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets, or properties of Buyer or any of its Affiliates, (v) terminate any existing relationships or contractual rights or obligations, or (vi) take any action, or commit to take any action, or accept any restriction, commitment, or condition, involving Buyer or any of its Affiliates, which would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations on the business of Buyer or any of its Affiliates, in each case of this subclause (vi), following the Closing (each of the items describes in subclauses (i)-(vi), a “Burdensome Condition”).

7.3      Efforts to Close. Each of the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement including any filings with any Governmental Entity; provided, in no event shall the Company or any Stockholder be required to provide financing to Buyer or Merger Sub for the consummation of the transactions contemplated hereby or pay any consent, approval or waiver fee or similar payment in connection with the foregoing. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.4      Tax Matters.

(a)   Preparation of Tax Returns.

(i)    Stockholders’ Representative shall prepare, or cause to be prepared, and shall timely file, or cause to be filed (taking into account applicable extensions), in each case at the sole cost and expense of the Stockholders, all Income Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date, whether to be filed before, on or after the Closing Date (the “Stockholder Prepared Returns”). The Stockholder Prepared Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 7.4(a)(iii). At least thirty (30) days prior to the due date of any Stockholder Prepared Return due after the Closing Date, the Stockholders’ Representative shall submit a draft of such Stockholder Prepared Return to Buyer for Buyer’s review and comment. If Buyer objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Stockholders’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If Buyer delivers to Stockholders’ Representative a notice of objection within such fifteen (15) day period, Buyer and Stockholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Stockholders’ Representative are unable to reach such agreement within ten (10) days after receipt by Stockholders’ Representative of such notice, the disputed items shall be resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.14(e), mutatis mutandis; provided however, the Accountants shall resolve any dispute in favor of the Stockholders’ Representative if the Stockholders’ Representative’s position is supported by a “more likely than not” or higher level of authority. If the Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Stockholders’ Representative and then amended to reflect the Accountants’ resolution.

(ii)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Acquired Companies after the Closing Date with respect to a Pre-Closing Tax Period or Straddle Period other than Stockholder Prepared Returns (any such return, a “Buyer Prepared Return”). Any Buyer Prepared Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Stockholders’ Representative (together with schedules and statements) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Stockholders’ Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If Stockholders’ Representative delivers to Buyer a notice of objection within such fifteen (15) day period, Buyer and Stockholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Stockholders’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.14(e), mutatis mutandis. If the Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accountants’ resolution. The preparation and filing of any Tax Return of the Acquired Companies that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

(iii)    With respect to certain Tax matters, the Stockholders, the Stockholders’ Representative and the Buyer agree as follows:

(1)   The Company’s year-end for U.S. federal Income Tax purposes shall end as of the Closing Date and Buyer shall cause the Surviving Corporation and each other Acquired Company eligible to do so to join Buyer’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date.

(2)    To the fullest extent permitted under applicable Law, to treat any Transaction Deductions paid or accrued on or before the Closing as deductible in a Pre-Closing Tax Period and that no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.

(3)    To properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

(4)    That no election shall be made to waive the carryback of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Acquired Companies.

(5)    To treat any gains, income, deductions, losses, or other items realized by the Acquired Companies for Income Tax purposes with respect to any Buyer Closing Date Transaction as occurring on the day immediately following the Closing Date and to utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or foreign Law) for purposes of reporting such items on applicable Tax Returns.

(6)    That no election shall be made by any party (or any Acquired Company) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or foreign) to ratably allocate items incurred by the Acquired Companies.

(7)    To treat all interest and other earnings on the Escrow Account as income of the Buyer in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2).

(8)    To treat the payments to the Stockholders with respect to the Tax refunds under Section 7.4(c) as payments of additional Purchase Price for the shares for all relevant Tax purposes, provided that Stockholders, the Stockholders’ Representative and the Buyer shall treat such payments as interest to the extent required Code Section 483 or any other analogous provision of the Code or under state or local Tax Law.

Unless otherwise required by a determination of a Governmental Entity that is final, the Stockholders’ Representative and Buyer shall prepare and file all Tax Returns (and cause the Acquired Companies and each other applicable Affiliate to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 7.4(a)(iii) and neither the Stockholders’ Representative nor the Buyer shall take any position (and the Buyer shall not allow any of the Acquired Companies or any of their Affiliates to take any position) on any Tax Return (or during the course of any audit or other Tax proceedings with respect to any Taxes or Tax Returns (whether or not a Tax Contest)) that is inconsistent with the agreements set forth in this Section 7.4(a)(iii) or any election made pursuant thereto.

(b)    Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies terminated at the end of the Closing Date. Any Transaction Deductions shall be allocated to the Pre-Closing Tax Period to the maximum extent permitted by Law.

(c)    Tax Refunds. The Stockholders shall be entitled to any overpayments of estimated Income Tax for taxable year ended December 31, 2025, and any refunds of Income Tax that are identified on Schedule 7.4(c) (whether received in cash or as a credit against Taxes) (“Tax Refunds”), and Buyer shall pay over to Stockholders’ Representative (for further distribution to each Stockholder his, her or its Pro Rata Share of all or any portion of such Tax Refund (provided that the portion of such Pro Rata Share attributable to Option Shares shall be paid to the Company for further payment to the applicable Stockholder)), as additional purchase price for the Common Shares or Option Shares, as applicable, any such Tax Refund within ten (10) days after receipt of such refund if paid in cash (or the filing of a Tax Return claiming such a credit), net of any reasonable, out-of-pocket expenses in obtaining such Tax Refund and any Taxes payable by Buyer or the Acquired Companies with respect to the receipt or disbursement of such Tax Refund; provided, however, that Buyer shall not pay (or cause to be paid) to Stockholders’ Representative any such refund to the extent such amount was previously taken into as an adjustment to the Closing Merger Consideration pursuant to this Agreement. For a period of three (3) years after the Closing Date, at Stockholders’ Representative’s written request, Buyer shall use commercially reasonable efforts to obtain any Tax Refund to which the Stockholders would be entitled and that may be available as promptly as reasonably practical, including by using any “quick refund” or similar accelerated processes and amending any prior Tax Returns of the Acquired Companies to carryback any net operating loss (or similar item) generated in any Pre-Closing Tax Period.

(d)    Pre-Closing Actions. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), and unless otherwise required by applicable Law, prior to Closing, the Acquired Companies shall not make, change, or rescind any material Tax election (in each case, inconsistent with past practices), amend any Tax Return, or enter into any other material transaction, in each case, outside of the ordinary course of business and not contemplated by this Agreement, that could reasonably be expected to increase the Tax liability or reduce any Tax asset of Buyer or the Acquired Companies in respect of any Post-Closing Tax Period.

(e)    Post-Closing Actions. Except as required by Law, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, any the Acquired Companies) to take any of the following actions at any time prior to finalizing the Final Closing Statement pursuant to Section 2.14 or to the extent such action could reduce amounts payable pursuant to Sections 7.4(c) or 7.4(d) hereunder without first obtaining the prior approval of Stockholders’ Representative (which shall not be unreasonably withheld, conditioned, or delayed): (i) except upon Stockholders’ Representative’s written request pursuant to Section 7.4(c), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Tax period ending on or before the Closing Date, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date, or (iii) make any Tax election for any Acquired Company effective on or before the Closing Date. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, any the Acquired Companies) to make an election under Section 338 or Section 336 of the Code (or any comparable provisions of state, local or foreign Tax Law) with respect to the transactions contemplated by this Agreement.

(f)    Transfer Taxes. All federal, state, local, and foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related interest and penalties shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Stockholders.

7.5      280G. Prior to the Closing, the Company shall use reasonable best efforts to (a) obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of any payments or benefits that might otherwise reasonably result in the payment or provision of “parachute payments” (as defined in Section 280G(b)(2) of the Code) or that might be subject to an excise Tax under Section 4999 of the Code (“Waived Section 280G Payments”) so that all remaining payments or benefits applicable to such individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) submit to all stockholders or members entitled to vote (as determined in accordance with Section 280G of the Code and the regulations promulgated thereunder) for approval any Waived Section 280G Payments, such that such payments and benefits shall not be deemed to be “parachute payments.” Prior to the Closing, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that (i) a vote of the stockholders or members entitled to vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite member approval was obtained with respect to any Waived Section 280G Payments (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence, such Waived Section 280G Payments shall not be made or provided to the extent they would cause any amounts to constitute “parachute payments.

7.6      Financial Statement Preparation. Prior to Closing, the Company shall use commercially reasonable efforts to assist Buyer (at Buyer’s cost and expense, and to the extent the Acquired Companies incur any such costs or expenses prior to Closing, “Cash” shall be increased by the amount of such costs and expenses actually incurred by the Acquired Companies and supported by documentation provided to Buyer prior to Closing) in causing to be prepared, as promptly as practicable, any financial statements that Buyer is required to file pursuant to Form 8-K, Rule 3-05 or Article 11 of Regulation S-X under the 1934 Act, and shall use commercially reasonable efforts to obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC regulations. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements in this Section 7.6 and compliance herewith shall not be deemed to be a condition to Closing under this Agreement.

ARTICLE VIII
CONDITIONS TO CLOSING; TERMINATION

8.1      Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)    The representations and warranties contained in Article III hereof will be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”, other than in Section 3.7(b) and Section 3.8(b)) at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, other than for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of such particular date) except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect.

(b)    The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c)    Buyer shall have received a certificate dated the Closing Date executed by an appropriate officer of the Company in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Company Closing Certificate”).

(d)    The waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under any applicable Antitrust Laws (including under the HSR Act) shall have expired or been terminated, without the imposition of any Burdensome Condition, and all approvals required under such Antitrust Laws required to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained.

(e)    No Order (whether temporary, preliminary, or permanent) of or by any Governmental Entity shall be in effect that enjoins or otherwise prohibits the transactions contemplated by this Agreement or the Ancillary Documents.

(f)    No change, event, or development shall have occurred since the date hereof that has had a Material Adverse Effect.

8.2      Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)    The representations and warranties contained in Article IV hereof shall have been true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) at and as of the time of Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than for those representations and warranties that address matters only as of the date of this Agreement or any other particular date, in which case such representations and warranties shall have been true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of such particular date) except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereunder.

(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

(c)    Stockholders’ Representative shall have received a certificate dated the Closing Date executed by an appropriate officer of Buyer in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”).

(d)    The waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under any applicable Antitrust Laws (including under the HSR Act) shall have expired or been terminated and all approvals required under such Antitrust Laws required to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained.

(e)    No Order (whether temporary, preliminary or permanent) of or by any Governmental Entity shall be in effect that enjoins or prohibits any of the parties hereto from consummating the transactions contemplated hereby.

8.3      Frustration of Closing Conditions. None of the Buyer, Merger Sub or the Company may rely on or assert the failure of any condition set forth in this Article VIII if such failure results from or was caused by such party’s failure to comply with any provision of this Agreement.

8.4      Waiver of Conditions. All conditions set forth in this Article VIII will be deemed to have been satisfied or waived from and after the Closing.

8.5      Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a)    by the mutual written consent of the Company and Buyer;

(b)    by either the Company or Buyer, if (i) an Order enjoining or prohibiting any of the parties hereto from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating party hereto has not materially breached any provision of this Agreement;

(c)    by Buyer, if a breach or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred and such breach has not been waived by the Buyer or cured by the Company within ten (10) Business Days after the Company’s receipt of written notice thereof from the Buyer; provided, that the right of termination pursuant to this Section 8.5(c) shall not be available to the Buyer at any time that the Buyer has violated or is in breach of any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of the Company’s conditions to Closing hereunder and has not been waived by the Company;

(d)    by the Company, if a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement shall have occurred and such breach has not been waived by the Company or cured by the Buyer within ten (10) Business Days after the Buyer’s receipt of written notice thereof from the Company; provided, that the failure to deliver the payments as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company; provided, further, that the right of termination pursuant to this Section 8.5(d) shall not be available to the Company at any time that the Company has violated or is in breach of any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of the Buyer’s conditions to Closing hereunder and has not been waived by the Buyer; and

(e)    by Buyer or the Company if the Closing shall not have occurred on or before May 29, 2026 (the “Outside Date”), unless the failure of the transaction to be consummated by such Outside Date is the primary result of, or primarily caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement.

8.6      Effect of Termination. In the event this Agreement is terminated by either the Buyer or the Company as provided in Section 8.5: (a) the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.4, Section 7.1 and Article IX, this Section 8.6 and Article X, each of which shall survive the termination of this Agreement in accordance with their respective terms), and (b) there shall be no liability on the part of the Buyer, the Company, the Stockholders’ Representative or any of the Stockholders to any other party hereto, except (1) that no such termination shall relieve any party hereto from liability for any breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination, and (2) as provided above, with respect to this Section 8.6, Section 6.4, Section 7.1 and Article IX and Article X, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (i) Buyer shall return (or certify the destruction of the same in writing, at Buyer’s election) all documents and other material received from the Company, the Stockholders’ Representative, any of their respective Affiliates and/or any of their respective representatives relating to the Stockholders’ Representative, the Company and any Subsidiary, any of their respective Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (ii) all confidential information received by the Buyer and/or any of their respective Affiliates or representatives with respect to or relating to the Stockholders’ Representative, the Company and any Subsidiary, any of their respective Affiliates or equityholders, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement. For the avoidance of doubt and without limiting the Company’s rights under this Section 8.6, for all purposes of this Article VIII, the failure of the Buyer to consummate the Closing when required and/or to make the payment of the amounts owing under this Agreement (including Section 2.10) when required shall be deemed a breach of this Agreement by the Buyer that is not capable of cure and that has prevented consummation of the transactions contemplated hereby. Notwithstanding this Section 8.6 or anything else in this Agreement, the Buyer affirms that it is not a condition to the Closing that Buyer obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE IX
STOCKHOLDERS’ REPRESENTATIVE

9.1      Stockholders’ Representative.

(a)    Appointment. The Stockholders’ Representative is hereby authorized, appointed and empowered to serve as the representative of each Stockholder with respect to the matters contemplated by this Agreement and all Ancillary Documents with respect to any Stockholder, with full power of substitution. Such appointment is not as an agent but as a term of the transactions contemplated by this Agreement and all Ancillary Documents and accordingly such appointment is irrevocable by action of any Acquired Company (prior to Closing) or any Stockholder. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Document, Stockholders’ Representative shall have no obligation to act on behalf of any Acquired Company or any Stockholder in connection with the matters set forth in this Agreement or any Ancillary Document.

(b)    Authority. Stockholders’ Representative, in its capacity as such, shall have the authority to act for and on behalf of each Acquired Company (prior to Closing) and each Stockholder, including the full power and authority on such Person’s behalf, (i) to consummate the transactions contemplated herein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date hereof), (iii) to make any determinations and settle any matters in connection with the adjustments contemplated by Section 2.14, (iv) to hold and distribute any funds with respect to the Stockholders’ Representative Amount or payable by Buyer hereunder which are for the account of the Stockholders or which are released from the Escrow Account for the benefit of the Stockholders, (v) to deduct and/or hold back any funds which may be payable to any Stockholder pursuant to the terms of this Agreement or the Escrow Agreement in order to pay any amount which may be payable by such Stockholder hereunder, (vi) to defend, resolve or settle any claim with respect to this Agreement or the transactions contemplated hereby, (vii) to take all other actions which may be taken by or on behalf of such Person in connection with this Agreement or any Ancillary Document, (viii) to retain funds for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights of such Person, which such Person or Persons collectively are permitted or required to do or exercise under this Agreement. Each Stockholder further agrees that Stockholders’ Representative shall be entitled to cause the Escrow Agent to pay over to Stockholders’ Representative, from the amounts then held in the Escrow Account, the amount of any fees or expenses for which Stockholders’ Representative is entitled to reimbursement pursuant to this Agreement or any other amount payable by such Stockholder hereunder. Any notice to Stockholders’ Representative, delivered in the manner provided in Section 10.3, shall be deemed to be notice to any or all Acquired Companies (prior to Closing) and Stockholders, as the case may be, for the purposes of this Agreement.

(c)    Resignation or Removal of Stockholders’ Representative. Stockholders’ Representative may be removed by the Stockholders at any time upon the vote of the Persons who were the holders of a majority of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time. Subject to the appointment and acceptance of a successor Stockholders’ Representative as provided below, Stockholders’ Representative may resign at any time thirty (30) days after giving notice thereof to the Stockholders. Upon any such removal or resignation, the Stockholders may appoint a successor Stockholders’ Representative by a vote of the Persons who were the holders of a majority of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time. If no successor Stockholders’ Representative shall have been appointed by the Stockholders and accepted such appointment within twenty (20) days after the retiring Stockholders’ Representative’s giving of notice of resignation or the Stockholders’ removal of Stockholders’ Representative, then the retiring or removed Stockholders’ Representative may, on behalf of the Stockholders, appoint a successor. Upon the acceptance of any appointment as Stockholders’ Representative hereunder, such successor Stockholders’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Stockholders’ Representative, and the retiring or removed Stockholders’ Representative shall be discharged from its duties and obligations hereunder. After any retiring or removed Stockholders’ Representative’s resignation or removal, as applicable, hereunder as Stockholders’ Representative, the provisions of Sections 9.1(d), 9.2 and 9.3 shall continue in effect for such retiring Stockholders’ Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Stockholders’ Representative.

(d)    Reimbursement. Each Stockholder shall be liable severally, but not jointly, based on its Pro Rata Share for the reimbursement of any expenses (including reasonable attorneys’ fees and expenses) paid or incurred by Stockholders’ Representative in connection with the performance of his obligations as Stockholders’ Representative. Notwithstanding anything to the contrary contained herein, Stockholders’ Representative shall be entitled to set off any reimbursement obligation owed under this Section 9.1(d) by any Stockholder against any amounts such Stockholder is entitled to receive from the Stockholders’ Representative Amount and/or Escrow Deposit.

9.2      Exculpation.

(a)    The Acquired Companies and Stockholders acknowledge and agree that Stockholders’ Representative has been engaged in his capacity as such solely as an independent contractor and that the Stockholders’ Representative’s obligations are contractual in nature only as expressly set forth in this Agreement (and subject to all limitations contained herein). Accordingly, the Acquired Companies and Stockholders disclaim any intention to impose any duties (including any fiduciary duty) by virtue of the engagement Stockholders’ Representative contemplated by this Agreement. To the extent that, at law or in equity, Stockholders’ Representative in its capacity as such has any duty (including any fiduciary duty) to any Acquired Company or Stockholder, all such duties are hereby eliminated, and each of the Acquired Companies and Stockholders hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by Law. Stockholders’ Representative shall not incur any liability to any other Person in any way relating to or arising out of his appointment hereunder, the performance of his duties hereunder or any of his omissions or actions with respect thereto, including by virtue of the failure or refusal of Stockholders’ Representative for any reason to consummate the transactions contemplated hereby, in each case, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Stockholders’ Representative’s fraud or willful misconduct.

(b)    Stockholders’ Representative shall have no obligations to make any payments, including on behalf of any Stockholder or any other Person, other than the distributions of the consideration for the transactions contemplated by this Agreement actually received by Stockholders’ Representative, if any, in accordance with the terms hereof.

(c)    Each Stockholder agrees that Winston has acted as counsel for the Acquired Companies and Stockholders’ Representatives, and no other Stockholder or Person, in connection with this Agreement.

9.3      Indemnification. Each Stockholder shall severally, but not jointly, based on its Pro Rata Share, indemnify and hold harmless, Stockholders’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with Stockholders’ Representative’s execution and performance (solely in his capacity as Stockholders’ Representative) of this Agreement and the Ancillary Documents, except for fraud or willful misconduct by Stockholders’ Representative. This indemnification will survive the termination of this Agreement or the consummation of the Closing, as applicable, indefinitely. Notwithstanding anything to the contrary contained herein, Stockholders’ Representative shall be entitled to set off any indemnification obligation owed under this Section 9.3 by any Stockholder against any amounts such Stockholder is entitled to receive from the Stockholders’ Representative Amount and/or Escrow Deposit.

9.4      Reliance by Buyer. Buyer shall be entitled to rely upon any action taken and any agreements or amendments entered into by Stockholders’ Representative in his capacity as such, and shall have no liability or obligation to any Stockholder as a result of any such reliance in good faith.

9.5      Stockholders’ Representative Amount. The Stockholders’ Representative Amount shall be held by Stockholders’ Representative as a fund from which Stockholders’ Representative shall, in its sole discretion, (i) reimburse itself for or pay directly any out-of-pocket fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the other Ancillary Documents, including out-of-pocket fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement and/or (ii) satisfy any other obligation or liability of any Stockholder under this Agreement or any Ancillary Document as set forth herein (provide that, for the avoidance of doubt, Stockholders’ Representative shall be entitled to do so in its sole discretion and shall have no obligation to satisfy any other obligation or liability of any Stockholder in priority to the items in clause (i) above or at all). Each Stockholder acknowledges that Stockholders’ Representative will not be liable for any loss of principal of the Stockholders’ Representative Amount other than as a result of Stockholders’ Representative’s fraud or willful misconduct. At such time as Stockholders’ Representative deems appropriate in its sole discretion, Stockholders’ Representative shall pay to each Stockholder his, her or its Pro Rata Share of all or any portion of the Stockholders’ Representative Amount (provided that the portion of such Pro Rata Share attributable to Option Shares shall be paid to the Company for further payment to the applicable Stockholder).

ARTICLE X
MISCELLANEOUS

10.1      No Survival of Representations, Warranties and Pre-Closing Covenants. None of the (a) representations and warranties or (b) covenants which require performance prior to the Closing (“Pre-Closing Covenants”), in each case contained in this Agreement, any Ancillary Document or in any certificate or schedule delivered pursuant hereto or thereto shall survive the Effective Time. In furtherance, not limitation, of the foregoing, the parties hereto, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (i) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the closing conditions set forth in Article VIII, (ii) the Pre-Closing Covenants are intended solely to serve as the closing conditions set forth in Article VIII and (iii) no claim of any kind based on the failure of any representation or warranty to have been true and correct, or based on the failure of any Pre-Closing Covenant to have been performed or complied with, may be brought at any time after the Effective Time; provided, the foregoing shall not prevent any party hereto from asserting a claim for Fraud in accordance with the applicable statute of limitations, and provided further the foregoing shall not be construed as limiting or otherwise affecting any claim Buyer may bring under the R&W Policy.

10.2      [Intentionally Omitted].

10.3      Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. Chicago, Illinois time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer and Merger Sub, to:

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242
Attn: Thomas A. Caneris, Executive VP HR & General Counsel
Facsimile: (513) 984-1335
E-mail: tom.caneris@lsicorp.com

With a required copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL
One E. 4th Street, Suite 1400

Cincinnati, Ohio 45220
Attn: F. Mark Reuter, Allison A. Westfall, and W. Matthew Weigel
Facsimile: (513) 579-6457
E-mail: mreuter@kmklaw.com, awestfall@kmklaw.com, and wweigel@kmklaw.com

If to the Company (prior to the Closing), to:

c/o Industrial Opportunity Partners LLC
1603 Orrington Ave, Suite 700
Evanston, IL 60201
Attention: Kyle Hood and Michael Hering
Email: khood@iopfund.com and mhering@iopfund.com
Fax:         (877) 851-1173

With a required copy (which shall not constitute notice) to:

Winston & Strawn LLP
300 N. LaSalle Drive
Chicago, Illinois 60601
Attention: Gregory J. Bynan and David J. Bauer
Email: gbynan@winston.com and djbauer@winston.com
Fax:         (312) 558-5700

If to Stockholders’ Representative, to:

c/o Industrial Opportunity Partners LLC
1603 Orrington Ave, Suite 700
Evanston, IL 60201
Attention: Kyle Hood and Michael Hering
Email: khood@iopfund.com and mhering@iopfund.com
Fax:         (877) 851-1173

With a required copy (which shall not constitute notice) to:

Winston & Strawn LLP
300 N. LaSalle Drive
Chicago, Illinois 60601
Attention: Gregory J. Bynan and David J. Bauer
Email: gbynan@winston.com and djbauer@winston.com
Fax:         (312) 558-5700

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

10.4      Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.5      Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.6      Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.7      Governing Law. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8      Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.9      Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

10.10    No Third-Party Beneficiaries. Other than Sections 6.2, 10.8, 10.17 and 10.18, which are intended to benefit and may also be enforced by the Covered Parties, Winston and the Nonparty Affiliates, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.11    Entire Agreement. This Agreement, the Ancillary Documents, and any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto and thereto with respect to the transactions contemplated by this Agreement. All Schedules, including any Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter of this Agreement, the Ancillary Documents and any Schedules hereto, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.12    Disclosure Schedules. Except as otherwise provided in the Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Information disclosed in any Disclosure Schedule will qualify each other representation or warranty in this Agreement to the extent that the relevance of such disclosure to such other representation or warranty is expressly apparent on the face of such disclosure.

10.13    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.14    Remedies. The parties hereto hereby acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder will cause irreparable injury to the other parties hereto, for which damages, even if available, will not be an adequate remedy. Accordingly, the parties hereto hereby acknowledge and agree that in the event of any breach or threatened breach by any other party hereto of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches of this Agreement by such other party, and to specifically enforce the terms and provisions of this Agreement to prevent such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such other party under this Agreement (including the obligation to consummate the Closing). Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such parties under this Agreement. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The parties hereto hereby acknowledge and agree that in any Suit seeking specific performance to enforce compliance with the covenants set forth in this Agreement, the prevailing party in such Suit shall be entitled to recover from the other party its costs and expenses actually incurred in connection with such Suit, including reasonable attorneys’ fees.

10.15    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.16    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties hereto agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties hereto agrees that no party hereto or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

10.17    Privilege; Conflicts of Interest.

(a)    Buyer: (i) acknowledges that Winston & Strawn LLP (“Winston”) has represented the Acquired Companies and Stockholders’ Representative in connection with the transactions provided for herein and any other potential transaction involving the contemplated sale of the Shares by the Stockholders to a third party (whether by sale of stock, merger or otherwise) (an “Alternative Transaction”) and that, effective upon the Closing, the Acquired Companies shall, without the necessity of further documentation of transfer, and notwithstanding the fact that Buyer and the Acquired Companies will have possession of and access to such communications, work product and other materials, be deemed to have irrevocably assigned and transferred to the Stockholders’ Representative immediately prior to the Closing, on behalf of the Acquired Companies, all of the Acquired Companies’, right to, title to and interest in all communications with, and work product of, Winston as they relate to this Agreement, the Ancillary Documents, the transactions contemplated hereby and thereby or in connection with any Alternative Transaction, and the preparation and negotiation hereof and thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (ii) agree that the intent and effect of this provision is to grant Stockholders’ Representative control over the exercise of the attorney-client privilege held by any Acquired Company in respect of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby or in connection with any Alternative Transaction, and the preparation and negotiation hereof and thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (iii) agree that after the Closing, the Acquired Companies will not (and Buyer will cause the Acquired Companies not to) waive the attorney-client privilege belonging to any Acquired Company, if any, relating to any matter relating to this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder or in connection with any Alternative Transaction, and the preparation and negotiation hereof and thereof occurring before the Closing or disclose the content of communications or work product related to such privilege to any Person with the intention of or knowingly waiving the attorney-client privilege to which the communications or work product is subject, without the express written consent of Stockholders’ Representative.

(b)    The parties hereto further intend that Stockholders’ Representative, the Stockholders and their respective Affiliates shall have the right, should it so choose, to have the benefit of representation by Winston in connection with post-Closing matters concerning this Agreement, any Ancillary Document and the transactions contemplated hereunder and thereunder. Accordingly, the parties (including Buyer and the Acquired Companies) hereto agree that this Agreement will (i) constitute consultation with respect to the potential conflict of interest that Winston may have as a result of its representation of the Acquired Companies both historically and in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder, (ii) confirm that each party hereto understands the risks associated with potential conflicts of interest and that the parties hereto have alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) that the parties hereto still wish to consent to Winston’s representation, if requested, of Stockholders’ Representative and/or one or more Stockholders or any of their respective Affiliates in connection with matters relating to this Agreement, the Ancillary Documents and/or the transactions contemplated hereunder and/or thereunder, and waive any conflicts of interest which do or may exist as a result of such representations, including in connection with any litigation or adversarial proceeding arising among the parties hereto, or any of them, regarding this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder.

10.18    No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, (a) all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Company; (b) no Person other than the Company, including without limitation any Affiliate or any director, officer, employee, incorporator, partner, manager, stockholder, agent, attorney, or representative of, or any financial advisor or lender to, the Company or any of its Affiliates, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, or any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; and (c) to the maximum extent permitted by law, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies) and Representatives, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

SRR HOLDINGS, INC.

By:	/s/ J. Kyle Hood
Name: J. Kyle Hood
Title: Vice President

BUYER:

LSI INDUSTRIES INC.

By:	/s/ James A. Clark
Name: James A. Clark
Title: Chief Executive Officer

MERGER SUB:

RHINO ACQUISITION COMPANY, INC.

By:	/s/ James A. Clark
Name: James A. Clark
Title: Executive Chairman

STOCKHOLDERS’ REPRESENTATIVE:

INDUSTRIAL OPPORTUNITY PARTNERS III, L.P.

By:	/s/ Kenneth Tallering
Name: Kenneth Tallering
Title: Manager

[Signature Page to Agreement and Plan of Merger]